Confidential	EXECUTION COPY

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.12

DEVELOPMENT AND LICENSE AGREEMENT

between

PRINCIPIA BIOPHARMA INC.

and

ABBVIE BIOTECHNOLOGY LIMITED

Dated as of June 9, 2017

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	COLLABORATION MANAGEMENT	18

2.1	Joint Governance Committee	18
2.2	General Provisions Applicable to the JGC	19
2.3	Interactions Between a Committee and Internal Teams	21
2.4	Working Groups	21
2.5	Expenses	21

ARTICLE 3	RESEARCH, DEVELOPMENT AND REGULATORY	21

3.1	Research Activities	21
3.2	Development Responsibility	22
3.3	Pre-Clinical and Clinical Supply of Licensed Compounds or Licensed Products	22
3.4	Subcontracting	23
3.5	Research Costs	23
3.6	Regulatory Matters	23
3.7	Compliance	24
3.8	Records	24

ARTICLE 4	COMMERCIALIZATION	24

4.1	In General	24
4.2	Commercialization and Development Diligence	24
4.3	Booking of Sales; Distribution	24
4.4	Product Trademarks	25
4.5	Commercial Supply of Licensed Compounds or Licensed Products	25

ARTICLE 5	GRANT OF RIGHTS	25

5.1	Grants to AbbVie	25
5.2	Sublicenses	25
5.3	Distributorships	25
5.4	Co-Promotion Rights	25
5.5	Retention of Rights	25
5.6	Confirmatory Patent License	26
5.7	Exclusivity with Respect to the Territory	26
5.8	AbbVie Covenant	26

ARTICLE 6	PAYMENTS AND RECORDS	28

6.1	Upfront Payment	28

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.2	Development Milestones for Initial Licensed Product	28
6.3	Development Milestones for Follow-On Licensed Product	29
6.4	First Commercial Sales Milestones for Initial Licensed Product	29
6.5	First Commercial Sales Milestones for Follow-On Licensed Product	30
6.6	Sales-Based Milestones	30
6.7	Royalties	31
6.8	Royalty Payments and Reports	33
6.9	Mode of Payment	33
6.10	Withholding Taxes	33
6.11	Indirect Taxes	34
6.12	Interest on Late Payments	34
6.13	Audit	34
6.14	Audit Dispute	34
6.15	Confidentiality	35
6.16	No Other Compensation	35
6.17	Responsibility for Third Party Payments	35

ARTICLE 7	INTELLECTUAL PROPERTY	35

7.1	Invention Ownership	35
7.2	Maintenance and Prosecution of Patents	36
7.2	Enforcement and Defense of Patents	38
7.3	Infringement Claims by Third Parties	39
7.5	Third Party Licenses	40
7.6	Product Trademarks	40
7.7	Inventor’s Remuneration	40
7.8	Licensor Patents	40

ARTICLE 8	CONFIDENTIALITY AND NON-DISCLOSURE	40

8.1	Licensor Program Know-How	40
8.2	Confidentiality Obligations	41
8.3	Permitted Disclosures	41
8.4	Use of Name	43
8.5	Public Announcements	43
8.6	Publications	43
8.7	Return of Confidential Information	44
8.8	Survival	44

ARTICLE 9	REPRESENTATIONS AND WARRANTIES	44

9.1	Mutual Representations and Warranties	44
9.2	Additional Representations and Warranties of Licensor	45
9.3	DISCLAIMER OF WARRANTIES	48

- ii -

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 10	INDEMNITY	49

10.1	Indemnification of Licensor	49
10.2	Indemnification of AbbVie	49
10.3	Notice of Claim	49
10.4	Control of Defense	49
10.5	Special, Indirect, and Other Losses	51
10.6	Insurance	51

ARTICLE 11	TERM AND TERMINATION	52

11.1	Term	52
11.2	Termination for Material Breach	52
11.3	Additional Termination Right by AbbVie	53
11.4	Termination for Insolvency	53
11.5	Rights in Bankruptcy	53
11.6	Termination in Entirety	54
11.7	Termination of Terminated Territory	54
11.8	Grantback Option Transition Agreement	54
11.9	Reverse Royalty	56
11.10	Remedies	57
11.11	Accrued Rights; Surviving Obligations	57

ARTICLE 12	MISCELLANEOUS	58

12.1	Force Majeure	58
12.2	Export Control	58
12.3	Assignment	59
12.4	Severability	59
12.5	Governing Law, Jurisdiction and Service	59
12.6	Dispute Resolution	59
12.7	Notices	60
12.8	Entire Agreement; Amendments	61
12.9	English Language	61
12.10	Equitable Relief	62
12.11	Waiver and Non-Exclusion of Remedies	62
12.12	No Benefit to Third Parties	62
12.13	Further Assurance	62
12.14	Relationship of the Parties	62
12.15	Performance by Affiliates	63
12.16	Counterparts; Facsimile Execution	63
12.17	References	63
12.18	Schedules	63
12.19	Construction	63

- iii -

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULES

Schedule 1.5	Academic Collaboration Agreements
Schedule 1.33	Assays
Schedule 1.57	Follow-On Licensed Products
Schedule 3.3.1	Research Plan
Schedule 3.4	Existing Subcontractors
Schedule 7.2.2	List of jurisdictions required to file or maintain patents
Schedule 8.5	Press Release
Schedule 9.2.1	Existing Patents
Schedule 12.6.1	ADR Procedures

- iv -

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (the “Agreement”) is made and entered into effective as of June 9, 2017 (the “Effective Date”) by and between Principia Biopharma, Inc., a Delaware corporation (“Licensor”), and AbbVie Biotechnology Limited, a corporation organized under the laws of Bermuda having its place of business at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (“AbbVie”). Licensor and AbbVie are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor Controls (as defined herein) certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, Licensor wishes to grant, and AbbVie wishes to take, a license under such intellectual property rights to develop and commercialize Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1    “AbbVie” has the meaning set forth in the preamble hereto.

1.2    “AbbVie Exclusivity Start Date” has the meaning set forth in Section 5.7.2(b).

1.3    “AbbVie Grantback Patent” has the meaning set forth in Section 11.8.1.

1.4    “AbbVie Prosecuted/Defense Claims” has the meaning set forth in Section 7.3.1.

1.5    “Academic Collaboration Agreement” means those certain agreements with Academic Collaborators listed on Schedule 1.5 attached hereto, as in effect on the Effective Date.

1.6    “Academic Collaborator” means those certain academic institutions listed on Schedule 1.5 attached hereto.

1.7    “Accounting Standards” means, with respect to a Party, that such Party shall maintain records and books of accounts in accordance with United States Generally Accepted Accounting Principles.

1.8    “Acquisition” means, with respect to a Party, a merger, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of a Person) or similar transaction by or with the Party (or any of its Affiliates), other than a Change in Control of the Party.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.9    “Adverse Ruling” has the meaning set forth in Section 11.2.1.

1.10    “Affiliate” means, with respect to a Party, any Person that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.11    “Agreement” has the meaning set forth in the preamble hereto.

1.12    “Alliance Manager” has the meaning set forth in Section 2.2.5.

1.13    “Amount” has the meaning set forth in Section 6.10.

1.14    “ANDA Act” has the meaning set forth in Section 7.3.2.

1.15    “Annual Net Sales-Based Milestone Payment” has the meaning set forth in Section 6.6.

1.16    “Annual Net Sales-Based Milestone Payment Date” has the meaning set forth in Section 6.6.

1.17    “Annual Net Sales Milestone Threshold” has the meaning set forth in Section 6.6.

1.18    “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, regulatory guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.19    “Audit Arbitrator” has the meaning set forth in Section 6.14.

1.20    “Bankruptcy Code” has the meaning set forth in Section 11.5.1.

1.21    “Breaching Party” has the meaning set forth in Section 11.2.1.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.22    “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Chicago, Illinois are open for business.

1.23    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.24    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.25    “Change in Control” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date:

1.25.1    any “person” or “group” (as such terms are defined below) (a) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or (b) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body (“Board of Directors”); or

1.25.2    such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

1.25.3    such Party sells or transfers to any Third Party, in one (1) or more related transactions, properties or assets representing all or substantially all of such Party’s assets to which this Agreement relates; or

1.25.4    the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

1.26    For the purpose of this definition of Change in Control, (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.27    “Clinical Data” means all Information with respect to any Licensed Compound or Licensed Product and made, collected, or otherwise generated under or in connection with Clinical Studies, including any data (including raw data), reports, and results with respect thereto.

1.28    “Clinical Studies” means Phase 0, Phase I, Phase IIa, Phase IIb, Phase III, and such other tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for a Licensed Product for one (1) or more indications, including tests or studies that are intended to expand the Product Labeling for such Licensed Product with respect to such indication.

1.29    “Combination Product” means a Licensed Product that comprises both (a) a Licensed Compound together with (b) one (1) or more other therapeutically active pharmaceutical ingredients (that are not Licensed Compounds) and is sold either as a fixed dose or as separate doses as one (1) product.

1.30    “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Licensed Compound or Licensed Product, including activities related to marketing, promoting, distributing, importing and exporting such Licensed Compound or Licensed Product, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.31    “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization, or Manufacturing activities with respect to the Licensed Compound or a Licensed Product by a Party, the carrying out of such activities [*] taking into account all scientific, commercial, and other factors that the Party would typically take into account, [*] “Commercially Reasonable Efforts” shall be determined [*].

1.32    “Competing Activities” has the meaning set forth in Section 5.7.2(b).

1.33    “Competing Product” means any compound that [*] (including a product that constitutes, incorporates, comprises or contains such a compound), as determined by utilizing the assays described in Schedule 1.33, other than a Licensed Compound or Licensed Product.

1.34    [*]

1.35    “Confidential Information” means any proprietary Information provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, whether prior to, on, or after the Effective Date, including the terms of this Agreement (to the extent not then in the public domain), the Licensed Compound or any Licensed Product (including the Regulatory Documentation), any Exploitation of the Licensed Compound or any Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of either Party. Notwithstanding the foregoing, (a) the terms of this Agreement and Joint Know-How shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto, and (b) all Regulatory Documentation owned by AbbVie pursuant to Section 3.6.1 shall be deemed to be the Confidential Information of AbbVie, and AbbVie shall be deemed to be the disclosing Party and Licensor shall be deemed to be the receiving Party with respect thereto.

1.36    “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise (other than by operation of the license and other grants in Section 5.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.37    “Default Notice” has the meaning set forth in Section 11.2.1.

1.38    “Development” means all activities related to [*] When used as a verb, “Develop” means to engage in Development. For purposes of clarity, Development shall include any submissions and activities required in support thereof, required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved Licensed Product.

1.39    “Dispute” has the meaning set forth in Section 12.6.

1.40    “Distributor” has the meaning set forth in Section 5.3.

1.41    [*]

1.42    “Dollars” or “$” means United States Dollars.

1.43    “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (a “MAA”) filed with the EMA or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.44    “Excepted Product” means any Competing Product that (a) [*] or [*] or [*] and [*]; (b) [*]; and (c) [*] and [*].

1.45    “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

1.46    “EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.47    “European Union” or “E.U.” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.48    “Exclusivity Recommencement Date” has the meaning set forth in Section 5.7.2(c).

1.49    “Existing Patents” has the meaning set forth in Section 9.2.1.

1.50    “Existing Regulatory Documentation” means the Regulatory Documentation Controlled by Licensor or any of its Affiliates as of the Effective Date.

1.51    “Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), formulate, optimize, or otherwise dispose of.

1.52    “FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.53    “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.54    “Field” means [*]

1.55    “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country (including [*]; provided, however, that for the purpose of determining whether any milestone set forth in Section 6.4 or Section 6.5 has been achieved, “First Commercial Sale” shall not be deemed to have occurred until after Regulatory Approval (but excluding any post-marketing authorizations) for such Licensed Product has been obtained in such country.

1.56    “Floor Rate” means [*]; provided, however, [*], the “Floor Rate” shall [*]. For example, [*], and [*], the new “Floor Rate” shall [*].

1.57    “Follow-On Licensed Product” means a Licensed Product which contains one or more Licensed Compounds that is/are not contained in a Licensed Product for which a milestone payment under any of Sections 6.2.1, 6.2.2, 6.2.3, 6.2.4, 6.4.1, 6.4.2 or 6.4.3 has already been paid to Licensor as of the time of such assessment, and that is [*] from the Initial Licensed Product as provided for in Schedule 1.57. Notwithstanding the foregoing, if either (a) [*], or (b) [*], then in either case such Licensed Product shall be deemed nonetheless to be a “Follow-On Licensed Product” for purposes of such milestone (even if [*]).

1.58    “Generic Competition” has the meaning set forth in Section 6.7.3(a).

1.59    “Grantback Option” has the meaning set forth in Section 11.8.1.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.60    “Generic Product” means, with respect to a Licensed Product, any product that (a) is sold by a Third Party that is not a licensee or Sublicensee of AbbVie or its Affiliates, or any of their licensees or Sublicensees, under a Drug Approval Application granted by a Regulatory Authority to a Third Party; (b) contains the Licensed Compound as an active ingredient; and (c) is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product as determined by the applicable Regulatory Authority.

1.61    “IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (i.e., clinical trial application (CTA)) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.62    “Indemnification Claim Notice” has the meaning set forth in Section 10.3.

1.63    “Indemnified Party” has the meaning set forth in Section 10.3.

1.64    “Indirect Taxes” has the meaning set forth in Section 6.11.

1.65    “Information” means all technical, scientific, business and other information, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.66    “Initial Licensed Product” means a Licensed Product for which a milestone payment under any of Sections 6.2.1, 6.2.2, 6.2.3, 6.2.4, 6.4.1, 6.4.2 or 6.4.3 is first received for such Licensed Product.

1.67    “Initiation” or “Initiate” means, with respect to a Clinical Study, the first dosing of the first human subject in such Clinical Study.

1.68    “Intellectual Property” has the meaning set forth in Section 11.5.1.

1.69    “Joint Governance Committee” or “JGC” has the meaning set forth in Section 2.1.1.

1.70    “Joint Intellectual Property Rights” means the collective reference to Joint Know-How and Joint Patents.

1.71    “Joint Inventions” has the meaning set forth in Section 7.1.2.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.72    “Joint Know-How” means Information that (a) is not generally known and (b) is conceived, discovered, developed or otherwise made jointly by or on behalf of Licensor or its Affiliates or sublicensees, on the one hand, and AbbVie or its Affiliates or sublicensees, on the other hand, under this Agreement, in each case whether or not patented or patentable.

1.73    “Joint Patents” means all of the Patents claiming Joint Inventions.

1.74    “Knowledge” means [*].

1.75    “LIBOR” means the London Interbank Offered Rate for deposits in United States Dollars having a maturity of one (1) month published by the British Bankers’ Association, as adjusted from time to time on the first London business day of each month.

1.76    “Licensed Compound” means any compound that [*], and that (a) [*], (b) [*], (c) [*], or (d) [*]. “Licensed Compound” also includes [*].

1.77    “Licensed Product” means any product comprising or containing one or more Licensed Compounds, alone or in combination with one or more other active ingredients in any and all forms, in current and future formulations, dosage forms and strengths, and delivery modes including any improvements thereto.

1.78    “Licensor” has the meaning set forth in the preamble hereto.

1.79    “Licensor Exclusivity End Date” has the meaning set forth in Section 5.7.2(b).

1.80    “Licensor Indemnitees” has the meaning set forth in Section 10.1.

1.81    “Licensor Institutional Know-How” means all Information that (a) is Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term, (b) is not generally known and (c) pertains to any or all of the following: (i) [*]; (ii) [*]; (iii) [*], and (iv) [*].

1.82    “Licensor Know-How” means all (a) all Licensor Program Know-How and (b) any other Information that is (i) Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term, (ii) not generally known and (iii) reasonably necessary or useful for the Exploitation of the Licensed Compound or Licensed Product, but excluding in all cases Joint Know-How or Information disclosed in published Licensor Patents or Joint Patents.

1.83    “Licensor Patents” means (a) the Licensor Program Patents, (b) Licensor’s interest in any Joint Patents; and (c) any other Patents that (i) are Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term and (ii) claim or cover any Licensed Compounds or Licensed Products (but not including any claims of any such Patent to the extent it solely claims any other active pharmaceutical ingredient that is not a Licensed Compound) or the Exploitation thereof in the Field in the Territory.

1.84    “Licensor Program Know-How” means all Information other than any Joint Know-How that:

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.84.1     (a) is Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term, (b) is not generally known and (c) constitutes any or all of the following: (i) the identity, including the structure of a Licensed Compound (as a whole), including SAR, (ii) the immunoproteasome subunit selectivity of a Licensed Compound, (iii) testing data generated under the Research Activities for a Licensed Compound, (iv) the formulation of a Licensed Compound, (v) target validation data for a Licensed Compound (vi) the use of a Licensed Compound, or (vii) the specific method of synthesis of a Licensed Compound;

1.84.2    is (a) Controlled by Licensor at any time during the Term, (b) not generally known and (c) generated by Licensor or on its behalf in the conduct of the Research Activities or in response to any assistance provided by Licensor to AbbVie following the Research Term; or

1.84.3     is Licensor Institutional Know-How that is either (a) utilized in the performance by Licensor of the Research Activities, or (b) incorporated by Licensor into any Licensed Compound or used in connection with its Manufacture or Development.

1.85    “Licensor Program Patents” means (a) the Existing Patents and (b) any Patents (other than Joint Patents) that (i) are Controlled by Licensor or any of its Affiliates at any time during the Term and (ii) claim or cover any Licensor Program Know-How (regardless of whether such Licensor Program Know-How is no longer Licensor Program Know-How as a result of being in the public domain). In furtherance of the foregoing and notwithstanding anything contained in this Agreement to the contrary, “Licensor Program Patents” includes all Licensor Patents that claim or cover the composition of matter or use of any Licensed Compound (excluding any claims in a Patent that solely cover a Competing Product (and not any other Licensed Compound) and (x) such Patent was invented or conceived by or on behalf of, or Controlled by, Licensor or its Affiliates during the period for which it is permitted to do so in accordance with Section 5.7, and (y) AbbVie elects not to [*] and include such Competing Product as a Licensed Product under Section 5.7.2(c), provided that the Parties shall discuss and act in good faith to separate claims that solely cover a Competing Product, and claims that cover Licensed Compounds, into different Patents).

1.86    “Licensor Prosecuted Patents” has the meaning set forth in Section 7.8.

1.87    “Losses” has the meaning set forth in Section 10.1.

1.88    “MAA” has the meaning set forth in the definition of Drug Approval Application.

1.89    “Major Market” means each of the [*].

1.90    “Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of the Licensed Compound, any Licensed Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.91    “Mono Product” has the meaning set forth in the definition of “Net Sales.”

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.92    “NDA” has the meaning set forth in the definition of Drug Approval Application.

1.93    “Net Sales” means, with respect to a Licensed Product for any period, [*] less the following deductions, [*]:

1.93.1    [*]

1.93.2    [*]taxes on sales (such as sales, value added, or use taxes (but excluding taxes on income)) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

1.93.3    [*]

1.93.4    [*]

1.93.5    [*], where for purposes of this Net Sales definition, [*];

1.93.6    [*];

1.93.7    [*];

1.93.8    [*];

1.93.9    [*][*]

Net Sales shall not include [*] Subject to the above, Net Sales shall be calculated in accordance with [*] For purposes of calculating Net Sales, [*]

In the event a Licensed Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:

(a)    If AbbVie, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction, [*] the Net Sales attributable to [*] shall be calculated by [*]

(b)    If AbbVie, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction [*] the Net Sales attributable to [*] shall be calculated by [*]

(c)    If AbbVie, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction [*] the Net Sales attributable to [*] shall be calculated by [*]

(d)    If AbbVie, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction [*] the Net Sales attributable to [*] shall be [*]

1.94    “Non-Breaching Party” has the meaning set forth in Section 11.2.1.

1.95    “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.96    “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions (including pediatric exclusivity, patent term extension and supplementary patent certificate) or restorations of the patents described in paragraphs (a) through (c) above by existing or future extension or restoration mechanisms.

1.97    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.98    “Phase 0” means an exploratory, first-in-human trial conducted in accordance with the FDA 2006 Guidance on Exploratory Investigational New Drug Studies (or the equivalent in any country or other jurisdiction outside of the United States) and designed to expedite the development of therapeutic or imaging agents by establishing very early on whether the agent behaves in human subjects as was anticipated from pre-clinical studies.

1.99    “Phase I” means a human clinical trial of a Licensed Compound or Licensed Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

1.100    “Phase IIa” means a human clinical trial of a Licensed Compound or Licensed Product, the principal purpose of which is a determination of safety and initial efficacy, including proof-of-concept, in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of further clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.101    “Phase IIb” means a human clinical trial of a Licensed Compound or Licensed Product, the principal purpose of which is a determination of safety and appropriate dose-ranges for efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.102    “Phase III” means a human clinical trial of a Licensed Compound or Licensed Product on a sufficient number of subjects in an indicated patient population that is designed to establish that a Licensed Compound or Licensed Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Licensed Compound or Licensed Product, including all tests and studies that are required by the FDA (or other applicable Regulatory Authority) from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.103    “PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency or authority having substantially the same function.

1.104    “Product Infringement” has the meaning set forth in Section 7.3.1.

1.105    “Product Labeling” means, with respect to a Licensed Product in a country or other jurisdiction in the Territory, (a) the Regulatory Authority-approved full prescribing information for such Licensed Product for such country or other jurisdiction, including any required patient information, and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Licensed Product in such country or other jurisdiction.

1.106    “Product Trademarks” means the Trademark(s) to be used by AbbVie or its Affiliates or its or their respective Sublicensees for the Development or Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

1.107    “Region” means each of the following countries or regions: [*].

1.108    “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize a Licensed Compound or Licensed Product in such country or other jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or other jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) approval of Product Labeling.

1.109    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Licensed Compound or Licensed Products in the Territory.

1.110    “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) Clinical Data and data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to a Licensed Compound or Licensed Product.

1.111    “Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Regulatory Authority in such country or other jurisdiction which confers an exclusive Commercialization period during which AbbVie or its Affiliates or Sublicensees have the exclusive right to market and sell a Licensed Compound or Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

1.112    “Research Activities” has the meaning set forth in Section 3.1.1.

1.113    “Research Costs” means the internal and out-of-pocket costs and expenses incurred by or on behalf of a Party or any of its Affiliates during the Term that are specifically identifiable or reasonably allocable to Research Activities in accordance with the Research Plan.

1.114    “Research Plan” means the plan setting forth in reasonable detail specific Research Activities to be performed by each Party with respect to the Licensed Compound or a Licensed Product during the Research Term, and allocating responsibility for such Research Activities between the Parties, the initial version of which is attached on Schedule 3.1.1.

1.115    “Research Term” means the period commencing on the Effective Date and continuing until the second anniversary thereof.

1.116    “Restricted Product” has the meaning set forth in Section 5.7.2(a).

1.117    “Reverse Royalty Term” means, with respect to each Licensed Product upon exercise of the Grantback Option, and each country or other jurisdiction in the Terminated Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country or other jurisdiction after termination of this Agreement with respect to such country or other jurisdiction and ending on the latest to occur of (a) the expiration of the last-to-expire Joint Patent or AbbVie Grantback Patent that includes a Valid Claim that covers the composition of matter of such Licensed Product in such country or other jurisdiction, (b) the expiration of Regulatory Exclusivity in such country or other jurisdiction for such Licensed Product or (c) the [*] anniversary of the First Commercial Sale of such Licensed Product in such country or other jurisdiction. Solely for purposes of this Section 1.117, reference in the definitions of “Regulatory Exclusivity” to (i) AbbVie shall be deemed to be a reference to Licensor, and (ii) a Sublicensee shall be deemed to be a reference to a licensee or Sublicensee of Licensor or its Affiliates.

1.118    “Royalty Term” means, with respect to each Licensed Product and each country or other jurisdiction in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country or other jurisdiction, and ending on the latest to occur of (a) the expiration, invalidation or abandonment date of the last Licensor Patent that includes a Valid Claim that covers the composition of matter of such Licensed Product in such country or other jurisdiction, (b) the expiration of Regulatory Exclusivity in such country or other jurisdiction for such Licensed Product, and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country or other jurisdiction.

1.119    “Segregate” means, with respect to a Competing Product, to use Commercially Reasonable Efforts to segregate the Development and commercialization activities relating to such

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Competing Product in the Field from Development and commercialization activities with respect to Licensed Compounds and Licensed Products under this Agreement, including using Commercially Reasonable Efforts to ensure that: [*]; and (b) [*]; provided, that, [*].

1.120    “Senior Officer” means, with respect to Licensor, its [*] or his/her designee, and with respect to AbbVie, its [*] or his/her designee.

1.121    “Sublicensee” means a Person, other than an Affiliate or a Distributor, that is granted a sublicense by AbbVie under the grants in Section 5.1 as provided in Section 5.2.

1.122    “Term” has the meaning set forth in Section 11.1.1.

1.123    “Terminated Territory” means each country in a Region with respect to which this Agreement is terminated by AbbVie pursuant to Section 11.3, or, if this Agreement is terminated in its entirety, the entire Territory.

1.124    “Territory” means the entire world.

1.125    “Third Party” means any Person other than Licensor, AbbVie and their respective Affiliates.

1.126    “Third Party Claims” has the meaning set forth in Section 10.1.

1.127    “Third Party Payments” has the meaning set forth in Section 6.7.3(b).

1.128    “Third Party Provider” has the meaning set forth in Section 3.4.

1.129    “Tool Molecule” means the compound known as [*]

1.130    “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.

1.131    “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.132    “Valid Claim” means a claim of any issued and unexpired Patent whose validity, enforceability, or patentability has not been affected by any of the following: (a) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (b) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal.

1.133    “Withholding Party” has the meaning set forth in Section 6.10.

1.134    “Working Group” has the meaning set forth in Section 2.4.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 2

COLLABORATION MANAGEMENT

2.1    Joint Governance Committee.

2.1.1    Formation. As soon as practical after the Effective Date (but no later than fourteen (14) days following the Effective Date), the Parties shall establish a joint governance committee (the “Joint Governance Committee” or “JGC”). The JGC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JGC. From time to time, each Party may substitute one (1) or more of its representatives to the JGC on written notice to the other Party. AbbVie shall select from its representatives the chairperson for the JGC. From time to time, AbbVie may change the representative who will serve as chairperson on written notice to Licensor.

2.1.2    Specific Responsibilities. The JGC shall manage, coordinate and oversee the performance of Research Activities by the Parties under the Research Plan, and serve as a forum to facilitate communications between the Parties regarding the Research Plan and Development activities conducted by AbbVie. In particular, the JGC shall:

(a)    serve as a forum for discussing proposed Research Activities and Development activities and periodically (no less often than annually) review the Research Plan (as may be amended) for such Research Activities, and review and approve amendments thereto, which approval will be reflected in the applicable minutes of the JGC meeting;

(b)    oversee the conduct of Research Activities;

(c)    discuss and determine whether any additional public disclosures shall be made concerning the Tool Molecule and the content of any such disclosure;

(d)    establish secure access methods (such as secure databases) for each Party to access Information and data generated during performance of Research Activities and other JGC related Information as contemplated under this Agreement; and

(e)    perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

2.2    General Provisions Applicable to the JGC.

2.2.1    Meetings and Minutes. During the pendency of the Research Term, the JGC shall meet [*]. Following [*], the JGC shall meet [*], and following [*], the JGC shall meet [*], but in each case unless otherwise agreed to by the Parties. The location of such meetings shall alternate between locations designated by Licensor and locations designated by AbbVie. The chairperson of the JGC shall be responsible for calling meetings on no less than [*] Business Days’ notice. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [*] Business Days in advance of the applicable meeting; provided, that under exigent circumstances requiring input by the JGC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting. The chairperson of the JGC shall prepare and circulate for review and approval of the Parties minutes of each meeting within [*] days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JGC, and such approved minutes shall be signed by each Alliance Manager.

2.2.2    Procedural Rules. The JGC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JGC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representatives of the Parties on the JGC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. Representation by proxy shall be allowed. The JGC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. Employees or consultants of either Party that are not representatives of the Parties on the JGC may attend meetings of the JGC; provided, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the JGC, and (ii) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 8.

2.2.3    Decision Making; Dispute Resolution. All decisions of the JGC shall be by consensus. If the JGC cannot, or does not, reach consensus on an issue, then the dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [*] days after such issue was first referred to them, then, such dispute shall be finally and definitively resolved by [*]; provided, however, that any such resolution may not [*], [*], without [*], then such activity or action shall not be taken and shall not be subject to any further dispute resolution unless mutually agreed to in writing by the Parties. Disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, and that are outside of the jurisdiction of the JGC, shall be resolved pursuant to Section 12.6. Notwithstanding the foregoing, if [*], then prior to the expiration of the Research Term, AbbVie may extend the Research Term for a period reasonably determined to be necessary for completion of such activities, but not to exceed six (6) months by providing written notice of such extension to Licensee.

2.2.4    Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JGC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JGC shall not have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 12.8 or compliance with which may only be waived as provided in Section 12.11.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.2.5    Alliance Manager. Each Party shall appoint a person(s) no later than [*] following the Effective Date, who shall oversee contact between the Parties for all matters between meetings of the JGC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

2.2.6    Discontinuation of the JGC; Provision of Reports. The JGC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the JGC; (b) Licensor providing to AbbVie written notice of its intention to disband and no longer participate in the JGC; provided, that Licensor shall not give such written notice prior to the expiration of the Research Term; or (c) the acceptance for filing of an NDA (filed by AbbVie) with respect to the last Licensed Product then currently in Development. Once the JGC has been discontinued, any requirement of either Party to provide Information or other materials to the JGC shall be deemed a requirement to provide such Information or other materials to the other Party. Additionally, in the event of a Change in Control of Licensor, AbbVie shall have the right at any time and for any reason, effective upon written notice, to disband the JGC and any Information required to be provided to the JGC shall instead by delivered directly to the other Party. Upon the discontinuation of the JGC and prior to the First Commercial Sale of the first Licensed Product, AbbVie shall provide [*] report to Licensor by [*] of each Calendar Year summarizing material Development and Commercialization activities conducted by or on behalf of AbbVie [*]. Prior to the First Commercial Sale of the first Licensed Product, not more than [*], Licensor may request in writing a meeting with appropriate representatives of AbbVie to discuss the [*] report and the activities conducted by AbbVie thereunder.

2.3    Interactions Between a Committee and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. Nothing contained in this Article shall prevent a Party from making routine day-to-day decisions relating to the conduct of those activities for which it has performance or other obligations hereunder, in each case in a manner consistent with the then-current applicable plan and the terms and conditions of this Agreement.

2.4    Working Groups.    From time to time, the JGC may establish and delegate duties to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities (for example, joint project team, joint biology team, and/or joint intellectual property group). Each such Working Group shall be constituted and shall operate as the JGC determines; provided that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed. Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JGC may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JGC. In no event shall the authority of the Working Group exceed that specified for the JGC. All decisions of a Working Group shall be by consensus. Any disagreement between the designees of AbbVie and Licensor on a Working Group shall be referred to the JGC for resolution.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.5    Expenses.    Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, a Committee or other Working Group.

ARTICLE 3

RESEARCH, DEVELOPMENT AND REGULATORY

3.1    Research Activities.

3.1.1    Research Plan.

(a)    Attached hereto as Schedule 3.1.1 is the initial Research Plan for the program with respect to the initial Licensed Compound or Licensed Product, which plan shall assign responsibility for research activities between the Parties (such activities, “Research Activities”). Unless AbbVie otherwise agrees in writing, all Research Activities shall be designed and implemented so as to support the filing of an IND for the Licensed Product. The Parties shall conduct Research Activities in accordance with the terms and conditions of this Agreement and the Research Plan.

(b)    Except as otherwise expressly provided in the Research Plan with respect to Research Activities, during the Term, Licensor shall not, directly or indirectly, whether alone or together with a Third Party, Develop the Licensed Compound or Licensed Products for any purpose.

3.1.2    Updates; Amendments. The JGC shall review the Research Plan covering all Research Activities at each JGC meeting for the purpose of considering appropriate amendments thereto. The JGC shall manage (or have a Working Group manage) the proposed updating and/or amending of the Research Plan in a manner designed to have an initial draft for the following Calendar Year prepared by [*] of the then-current Calendar Year for review and input and to obtain JGC approval no later than [*] of the then-current Calendar Year. In addition, either Party, through its representatives on the JGC, may propose amendments to the Research Plan for Research Activities at any time.

3.1.3    Diligence. Each Party shall use Commercially Reasonable Efforts to perform the responsibilities assigned to it under the Research Plan for Research Activities.

3.2    Development Responsibility. Following the expiration of the Research Term, as may be extended, AbbVie (itself or through its Affiliates or Sublicensees) shall have the sole right to Develop Licensed Compounds and Licensed Products in the Field in the Territory at its own cost and expense (except with respect to costs and expenses, as otherwise expressly set forth in the Research Plan).

3.3    Pre-Clinical and Clinical Supply of Licensed Compounds or Licensed Products.

3.3.1    Supply. As between the Parties, AbbVie shall have the sole right, at its expense, to Manufacture (or have Manufactured) and supply clinical requirements of the Licensed Compound and Licensed Products and placebo for use in the Development of Licensed Compounds or Licensed Products as contemplated hereunder

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.3.2    Supply of Technology for Development Purposes. Following the Effective Date, Licensor shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to AbbVie, in whatever form and in such a manner as determined by the JGC, all Licensor Program Know-How existing as of the Effective Date and, from time to time during the Research Term, at such frequency and manner as is directed by the JGC, such additional Licensor Program Know-How or any Joint Know-How (to the extent not already available to AbbVie) generated as of such time. Licensor, at its sole cost and expense, shall provide AbbVie with all reasonable assistance required in order to effectuate the foregoing transfer, in each case in a timely manner. During the Research Term, AbbVie shall, and shall cause its Affiliates to, disclose and make available to Licensor, in whatever form and in such a manner as determined by the JGC, any Information generated by AbbVie or on its behalf in the conduct of the Research Activities.

3.4    Subcontracting. Each Party shall have the right to subcontract any of its Research Activities to a Third Party (a “Third Party Provider”); provided, that it furnishes the other Party with advanced written notice thereof and an opportunity to consult regarding such subcontract, which notice shall specify the work to be subcontracted, and obtains a written undertaking from the Third Party Provider that it shall be subject to the applicable terms and conditions of this Agreement, including the requirements under Section 3.1.3 and the confidentiality provisions of Article 8. Notwithstanding the foregoing to the contrary, the provisions of this Section 3.4 shall not apply with respect to any Third Party Provider engaged by Licensor prior to the Effective Date and listed on Schedule 3.4, to the extent such activities following the Effective Date are generally consistent with the current scope of work performed prior to the Effective Date.

3.5    Research Costs. Each Party shall be solely responsible for and shall bear all Research Costs incurred by it and its Affiliates in connection with the performance of the Research Activities allocated to such Party in accordance with the Research Plan. In addition, in the event [*] any Research Activity [*] the performance of such Research Activity, then [*], within [*] days from receipt of an invoice from [*], shall reimburse [*] all the costs and expenses incurred by [*] in connection with the performance of such Research Activities; provided, however, that prior to reimbursing any such costs and expenses [*] in accordance with [*].

3.6    Regulatory Matters.

3.6.1    Regulatory Activities.

(a)    As between the Parties, AbbVie shall have the sole right to prepare, obtain, and maintain the Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other regulatory approvals and other submissions, and to conduct communications with the Regulatory Authorities, for Licensed Compounds or Licensed Products in the Territory (which shall include filings of or with respect to INDs and other filings or communications with the Regulatory Authorities with respect to Research Activities).

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)    All Regulatory Documentation (including all Regulatory Approvals and Product Labeling) relating to the Licensed Compounds or Licensed Products with respect to the Territory shall be owned by, and shall be the sole property and held in the name of, AbbVie or its designated Affiliate, Sublicensee or designee.

(c)    AbbVie (or its Sublicensee) shall be solely responsible, at its cost, for any recall, market suspension, or market withdrawal in the Territory, including the execution thereof.

3.6.2    Data. To the extent not already provided by Licensor pursuant to Section 3.3.2, Licensor shall provide to AbbVie copies of or access to all pre-clinical data, if any, and other Information, results, and analyses with respect to any Research Activities that are Controlled by Licensor or any of its Affiliates, when and as such data becomes available during the Research Term. Through the later of the Research Term or IND filing, Licensor shall support AbbVie, as may be reasonably necessary or appropriate, in filing an IND and including providing necessary documents or other materials required by Applicable Law to file an IND, if not already provided during the Research Term, in each case in accordance with the terms and conditions of this Agreement and any applicable Research Plan.

3.7    Compliance. Each Party shall perform or cause to be performed, any and all of its Research Activities in good scientific manner and in compliance with all Applicable Law.

3.8    Records. Each of Licensor and AbbVie shall, and shall ensure that its Third Party Providers, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of its designated Research Activities for at least [*] years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. Upon request, Licensor shall provide copies of (and allow AbbVie to inspect) the records it has maintained pursuant to this Section 3.8 to AbbVie.

ARTICLE 4

COMMERCIALIZATION

4.1    In General. AbbVie (itself or through its Affiliates or Sublicensees) shall have the sole right to Commercialize Licensed Compounds and Licensed Products in the Field in the Territory at its own cost and expense (except as otherwise expressly set forth herein).

4.2    Commercialization and Development Diligence. AbbVie shall use Commercially Reasonable Efforts to: (a) following the Research Term, Develop a Licensed Product for one indication in the United States and each Major Market, and (b) Commercialize a Licensed Product for one indication in the United States and each Major Market following receipt of Regulatory Approval therefor in such countries; provided, that, for purposes of clarity, [*]. Licensor acknowledges and agrees that (A) AbbVie shall have the right to satisfy its diligence obligations under this Section through its Affiliates or Sublicensees, and (B) nothing in this Section is intended, or shall be construed, to [*] In the event that [*] Licensor further acknowledges that [*]

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.3    Booking of Sales; Distribution. AbbVie shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Licensed Products in the Territory and to perform or cause to be performed all related services. AbbVie shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory.

4.4    Product Trademarks. AbbVie shall have the sole right to determine and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products on a worldwide basis.

4.5    Commercial Supply of Licensed Compounds or Licensed Products. As between the Parties, AbbVie shall have the sole right, at its expense, to Manufacture (or have Manufactured) and supply the Licensed Compound and Licensed Products for commercial sale in the Territory by AbbVie and its Affiliates and Sublicensees.

ARTICLE 5

GRANT OF RIGHTS

5.1    Grants to AbbVie. Licensor (on behalf of itself and its Affiliates) hereby grants to AbbVie an exclusive (including with regard to Licensor and its Affiliates) license (or sublicense), with the right to grant sublicenses in accordance with Section 5.2, under the Licensor Patents, the Licensor Know-How, and Licensor’s interests in the Joint Patents and the Joint Know-How, to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory.

5.2    Sublicenses. AbbVie shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses and rights of reference granted in Section 5.1, to its Affiliates and other Persons; provided that any such sublicenses shall be consistent with the terms and conditions of this Agreement and AbbVie shall remain liable to Licensor for any breach of this Agreement by its Affiliates or Sublicensees.

5.3    Distributorships. AbbVie shall have the right, in its sole discretion, to appoint its Affiliates, and AbbVie and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons (as distinct from sublicensing rights hereunder to such Affiliate or other Person), in the Territory or in any country or other jurisdiction of the Territory, to distribute, market, and sell the Licensed Products. Where AbbVie or its Affiliates appoints such a Person and such Person is not an Affiliate of AbbVie, that Person shall be a “Distributor” for purposes of this Agreement.

5.4    Co-Promotion Rights. For purposes of clarity, AbbVie and its Affiliates shall have the right, in their sole discretion, to co-promote the Licensed Products with any other Person(s), or to appoint one (1) or more Third Parties to promote the Licensed Products without AbbVie in all or any part of the Territory.

5.5    Retention of Rights.

5.5.1    Notwithstanding the exclusive licenses granted to AbbVie pursuant to Section 5.1, Licensor retains the right to practice under the Licensor Patents, the Licensor Know-How, Licensor’s interests in the Joint Patents and the Joint Know-How to perform (and to

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

sublicense Third Parties to perform as permitted hereunder) its obligations under the Research Plan. Except as expressly provided herein, Licensor grants no other right or license, including any rights or licenses to the Licensor Patents, the Licensor Know-How, or any other Patent or intellectual property rights not otherwise expressly granted herein.

5.5.2    AbbVie grants no right or license to any Patent or intellectual property rights Controlled by AbbVie not otherwise expressly granted herein.

5.6    Confirmatory Patent License. Licensor shall if requested to do so by AbbVie immediately enter into confirmatory license agreements in the form or substantially the form reasonably requested by AbbVie for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as AbbVie considers appropriate. Until the execution of any such confirmatory licenses, so far as may be legally possible, Licensor and AbbVie shall have the same rights in respect of the Licensor Patents and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.

5.7    Exclusivity with Respect to the Territory.

5.7.1    Licensor Covenant.

(a)    During the period set forth in the following sentence, Licensor shall not, and shall cause its Affiliates (subject to Section 5.7.2) not to (a) directly or indirectly, conduct Development (other than [*]) of, commercialize or manufacture for clinical or commercial use, any Competing Product in any country or other jurisdiction in the Territory (b) Commercialize or Manufacture a Licensed Compound or Licensed Product, or (c) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, manufacture, Develop, or commercialize any Competing Product, Licensed Compound or Licensed Product in any country or other jurisdiction in the Territory. The foregoing obligations shall apply during the Term but shall cease on the Licensor Exclusivity End Date as provided in Section 5.7.2(b), if any, and shall re-commence only on the Exclusivity Recommencement Date, if any, as provided in Section 5.7.2(c). The foregoing obligations shall not apply, however, and Licensor and its Affiliates shall retain all rights, to research, develop, manufacture and commercialize, itself or through one or more Third Parties, any Excepted Product.

(b)    Notwithstanding the provisions of Section 5.7.1, if, during the Term, Licensor undergoes a Change in Control and the acquirer is either then commercializing a Competing Product in the Field, or has in Development any Competing Product in the Field, such Change in Control, and the commercialization (or development and subsequent commercialization, if such Competing Product obtains Regulatory Approval) of such Competing Product in the Field by such acquirer or any of its Affiliates, shall not constitute a breach of Section 5.7.1; provided, that, such acquirer Segregates the Competing Product.

5.7.2    AbbVie Covenant.

(a)    During the period beginning on the Effective Date and ending on [*], AbbVie shall not, and shall cause its Affiliates not to, conduct an internal program to develop or commercialize a compound, other than a Licensed Compound or Licensed Product, that is [*] (any such compound, or product containing such compound, a “Restricted Product”).

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)    Commencing on the day following [*], until the date of [*] (or, if earlier, [*]) (such [*] date, the “AbbVie Exclusivity Start Date”), AbbVie shall have the right to conduct an internal program to develop or commercialize any Restricted Product, or to in-license or otherwise acquire rights to and develop or commercialize any Restricted Product (such activities collectively referred to as “Competing Activities”), provided, however that (i) AbbVie shall [*] (the “Licensor Exclusivity End Date”); and (ii) Licensor shall be released from its obligations under Section 5.7.1 as of the date of the commencement of such Competing Activities. For clarity, AbbVie shall [*].

(c)    Following the AbbVie Exclusivity Start Date, and regardless of whether the Licensor Exclusivity End Date occurred as of such time, AbbVie shall not, and shall cause its Affiliates not to, (i) directly or indirectly, [*] involving a Restricted Product or [*] a Restricted Product, or (ii) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, [conduct any Phase III] involving a Restricted Product or [*] a Restricted Product [*], provided, however, if the Licensor Exclusivity End Date has occurred, AbbVie shall have the right, upon written notice to Licensor following the AbbVie Exclusivity Date (x) to require, as of the date of receipt of such notice (the “Exclusivity Recommencement Date”) that Licensor again be obligated under Section 5.7.1 from thereafter until the end of the Term, and (y) to include under this Agreement as Licensed Compounds and Licensed Products, all Competing Products of Licensor then-existing that were Developed after the Licensor Exclusivity End Date (but excluding any Excepted Product). Within [forty-five (45)] days after sending such notice, AbbVie shall [*] [*] [*]. [Following [*], such Competing Products shall become Licensed Products for all purposes of this Agreement and entitled to the payment of milestone and royalties as provided in Article 6; provided that (I) the milestone payments for such Competing Products shall be subject to the limitations on the number of times milestones are paid for an Initial Licensed Product or Follow-On Product (e.g., if a particular milestone has already been paid for an Initial Licensed Product, no additional milestone payment shall be made for any subsequent corresponding achievement of such milestone), (II) if a Competing Product is not an Initial Licensed Product but does not meet the criteria of a Follow-on Licensed Product, then notwithstanding the provisions of this Agreement, such Competing Product will be deemed a Follow-On Licensed Product, and (III) AbbVie shall be entitled to deduct and off set against any royalties due for Net Sales of such Competing Product an amount equal to [*]. If AbbVie should AbbVie not elect to so include such Competing Products under this Agreement, Licensor shall retain all rights thereto, and shall have the right, itself or through one or more Third Parties to develop and commercialize such Competing Products in the Field and in the Territory.

(d)    Notwithstanding the provisions of Section (a) through Section (b), if, during the Term, (i) AbbVie or any of its Affiliates acquires (or otherwise Controls as of the effectiveness of Section (a) through Section (b), through its Competing Activities), rights to a Competing Product, such Acquisition (or control of a Competing Product), and the commercialization of such Competing Product in the Field thereafter, shall not constitute a breach of Section 5.7.2(a) through Section (b), as applicable, if AbbVie or such Affiliate, as applicable, (x) Divests such Competing Product within [*] of closing of the Acquisition (or [*] from the start of the AbbVie Exclusivity Start Date where AbbVie controls a Competing Product through an internal or in-licensed program arising from Competing Activities) and (y) prior to such [*], [*]; or (ii) AbbVie undergoes a Change in Control and the relevant acquirer is either then commercializing a Competing Product in the Field, or has in Development any Competing Product

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

in the Field, such Change in Control, and the commercialization (or development and subsequent commercialization, if such Competing Product obtains Regulatory Approval) of such Competing Product in the Field by such relevant acquirer or any of its Affiliates, shall not constitute a breach of Section 5.7.2(a); provided, that, such acquirer Segregates the Competing Product.

ARTICLE 6

PAYMENTS AND RECORDS

6.1    Upfront Payment. No later than [*] days following the Effective Date, AbbVie shall pay Licensor an upfront amount equal to Fifteen Million Dollars ($15,000,000). Such upfront payment shall be non-creditable and non-refundable.

6.2    Development Milestones for Initial Licensed Product. In partial consideration of the rights granted by Licensor to AbbVie hereunder and subject to the terms and conditions set forth in this Agreement, AbbVie shall pay to Licensor a non-creditable, non-refundable milestone payment within [*] days after the achievement of each of the following milestones, calculated as follows:

6.2.1    upon [*] for the first time with respect to a Licensed Product, [*];

6.2.2    upon [*] for the first time with respect to a Licensed Product, [*];

6.2.3    upon [*] for the first time with respect to a Licensed Product, [*];

6.2.4    upon [*] for the first time with respect to a Licensed Product, [*].

If a development milestone set forth in this Section 6.2 for a Licensed Product becomes due before an earlier listed development milestone for the same Licensed Product, then the earlier listed development milestone shall become payable upon the achievement of the later listed development for the same Licensed Product. For example, if the milestone for [*] for a Licensed Product set forth in Section 6.2.4 becomes due, and the milestone for [*] set forth in Section 6.2.3 had not yet become due, then upon achievement of the milestone set forth in Section 6.2.4, the milestone set forth in Section 6.2.3 also would become due.

Each milestone payment in this Section 6.2 shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Product, except for the milestones due with respect to a Follow-On Licensed Product. For clarity, if, for example, a Licensed Product achieves the milestone event set forth in Section 6.2.1, but later fails and a separate Licensed Product (which is not a Follow-On Licensed Product) achieves such event subsequently, no additional milestone payment would be due for such achievement of such event, but should such second Licensed Product achieve the milestone event in Section 6.2.2, then a milestone would be owed on such achievement. The maximum aggregate amount payable by AbbVie pursuant to this Section 6.2 is [*].

6.3    Development Milestones for Follow-On Licensed Product. In partial consideration of the rights granted by Licensor to AbbVie hereunder and subject to the terms and conditions set forth in this Agreement, AbbVie shall pay to Licensor a non-creditable, non-refundable milestone payment within [*] days after the achievement of each of the following milestones, calculated as follows:

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.3.1    upon [*] for a Follow-On Licensed Product, [*]; and

6.3.2    upon [*] for a Follow-On Licensed Product, [*].

Each milestone payment in this Section 6.3 shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Product. The maximum aggregate amount payable by AbbVie pursuant to this Section 6.3 is [*].

6.4    First Commercial Sales Milestones for Initial Licensed Product. In partial consideration of the rights granted by Licensor to AbbVie hereunder and subject to the terms and conditions set forth in this Agreement, AbbVie shall pay to Licensor a non-creditable, non-refundable milestone payment within [*] days after the achievement of each of the following milestones, calculated as follows:

6.4.1    upon First Commercial Sale for the first Licensed Product to achieve such event in [*], [*];

6.4.2    upon First Commercial Sale for the first Licensed Product to achieve such event in [*], [*];

6.4.3    upon First Commercial Sale for the first Licensed Product to achieve such event in [*], [*];

Each milestone payment in this Section 6.4 shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Product. The maximum aggregate amount payable by AbbVie pursuant to this Section 6.4 is [*].

6.5    First Commercial Sales Milestones for Follow-On Licensed Product. In partial consideration of the rights granted by Licensor to AbbVie hereunder and subject to the terms and conditions set forth in this Agreement, AbbVie shall pay to Licensor a non-creditable, non-refundable milestone payment within [*] days after the achievement of each of the following milestones, calculated as follows:

6.5.1    upon First Commercial Sale for a Follow-On Licensed Product in [*], [*];

6.5.2    upon First Commercial Sale for a Follow-On Licensed Product in [*], [*]; and

6.5.3    upon First Commercial Sale for a Follow-On Product in [*], [*].

Each milestone payment in this Section 6.5 shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Product. The maximum aggregate amount payable by AbbVie pursuant to this Section 6.5 is [*].

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.6    Sales-Based Milestones.

6.6.1    In partial consideration of the license rights granted by Licensor to AbbVie hereunder, subject to Section 6.6.2, in the event that the Net Sales of a particular Licensed Product (whether or not an Initial Licensed Product or a Follow-On Licensed Product) in a given Calendar Year exceeds a threshold (each, an “Annual Net Sales Milestone Threshold”) set forth in the left-hand column of the table immediately below, AbbVie shall pay to Licensor a non-creditable, non-refundable milestone payment (each, a “Annual Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right-hand column of the table immediately below. In the event that in a given Calendar Year more than one (1) Annual Net Sales Milestone Threshold is exceeded, AbbVie shall pay to Licensor a separate non-creditable, non-refundable Annual Net Sales-Based Milestone Payment with respect to each Annual Net Sales Milestone Threshold that is exceeded in such Calendar Year. Each such milestone payment shall be due within [*]days of the end of the Calendar Year in which such milestone was achieved (each, an “Annual Net Sales-Based Milestone Payment Date”).

Threshold Annual Net Sales Levels for a particular Licensed Product	Payment Amount
Greater than [*], but less than or equal to [*]	[*]
Greater than [*]	[*]

6.6.2    Notwithstanding anything contained in Section 6.6.1, each milestone payment in this Section 6.6 shall be payable only upon the first achievement of such milestone in a given Calendar Year, and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years. The maximum aggregate amount payable by AbbVie pursuant to this Section is [*] for all Initial Licensed Products, and [*] for all Follow-On Licensed Products.

6.7    Royalties.

6.7.1    Royalty Rates. As further consideration for the rights granted to AbbVie hereunder, subject to Section 6.7.3, commencing upon the First Commercial Sale of a Licensed Product in the Territory, on a Licensed Product-by-Licensed Product basis, AbbVie shall pay to Licensor a royalty on Net Sales of each Licensed Product (whether or not an Initial Licensed Product or a Follow-On Product) in the Territory (excluding Net Sales of each Licensed Product in any country or other jurisdiction in the Territory for which the Royalty Term for such Licensed Product in such country or other jurisdiction has expired) during each Calendar Year at the following rates:

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Net Sales in the Territory of each Licensed Product containing the same Licensed Compound in a Calendar Year	Royalty Rate
For that portion of aggregate Net Sales of each Licensed Product containing the same Licensed Compound in the Territory during a Calendar Year equal to or less than [*]	[*]
For that portion of aggregate Net Sales of each Licensed Product containing the same Licensed Compound in the Territory during a Calendar Year greater than [*] but equal to or less than [*]	[*]
For that portion of aggregate Net Sales of each Licensed Product containing the same Licensed Compound in the Territory during a Calendar Year greater than [*]	[*]

The royalty tiers set forth in the table above shall only aggregate Licensed Products that contain the same Licensed Compounds. For example, if Net Sales for all Licensed Products containing the same Licensed Compound in the Territory during a Calendar Year are [*], and Net Sales for all Licensed Products containing a different Licensed Compound in the Territory during such Calendar Year are [*], then all such Net Sales for both sets of Licensed Products during such Calendar Year shall bear a royalty rate of [*].

With respect to each Licensed Product in each country or other jurisdiction in the Territory, from and after the expiration of the Royalty Term for such Licensed Product in such country or other jurisdiction, Net Sales of such Licensed Product in such country or other jurisdiction shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in this Section 6.7.1.

6.7.2    Royalty Term. AbbVie shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country or other jurisdiction after the Royalty Term for such Licensed Product in such country or other jurisdiction has expired.

6.7.3    Reductions. Notwithstanding the foregoing:

(a)    in the event that in any country or other jurisdiction in the Territory during the Royalty Term for a Licensed Product there is Generic Competition in such country or other jurisdiction, then AbbVie shall for the remainder of the Royalty Term for such Licensed Product in such country or other jurisdiction thereafter pay to Licensor a reduced royalty rate equal to [*] of the applicable royalty rates set forth in Section 6.7.1 in such country or other jurisdiction. For purposes herein, “Generic Competition” means, on a country or other jurisdiction and Licensed Product basis, the unit volume of a Generic Product(s) sold in such country or other jurisdiction by one (1) or more Third Party(ies) in a Calendar Quarter is at least [*] Unless otherwise agreed by the Parties, the unit volumes of each Generic Product sold during a Calendar Quarter shall be as reported by [*]] or its successor or any other independent sales auditing firm reasonably agreed upon by the Parties;

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)    in the event that AbbVie enters into an agreement with a Third Party in order to obtain a license or right under a Patent or intellectual property right owned or controlled by such Third Party in a particular country or other jurisdiction pursuant to Section 7.5, AbbVie shall be entitled to deduct from any royalties payable hereunder with respect to that country or other jurisdiction [*] of all royalties paid to such Third Party in respect of such agreement (“Third Party Payments”); provided, however in no event shall such deduction result in the royalty rate being reduced pursuant to this Section 6.7.3(b) below the Floor Rate; and

(c)    in the event that, and in such case from and after the date on which, a Licensed Product is sold in a country or other jurisdiction and is not either or both (i) retained or otherwise maintain Regulatory Exclusivity in such jurisdiction or country, or (ii) covered by a Valid Claim of a Licensor Patent that claims the Licensed Compound as a composition of matter, then the royalty rate set forth in Section 6.7.1 with respect to such country or other jurisdiction (for purposes of calculations under Section 6.7.1), shall be reduced by [*] of the applicable royalty rates set forth in Section 6.7.1 in such country or other jurisdiction.

6.8    Royalty Payments and Reports. AbbVie shall calculate all amounts payable to Licensor pursuant to Section 6.7 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 6.9. AbbVie shall pay to Licensor the royalty amounts due with respect to a given Calendar Quarter within [*] days after the end of such Calendar Quarter. Each payment of royalties due to Licensor shall be accompanied by a statement of the amount of Net Sales of each Licensed Product in each country or other jurisdiction the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter. Notwithstanding the foregoing, AbbVie shall provide such additional Calendar Quarter financial reports as reasonable necessary for Licensor to comply with any public company financial reporting obligations. To the extent there are revisions to the Accounting Standards (or subsequent reporting requirements established by the stock exchange on which Licensor’s securities are listed) after the Effective Date that would require Licensor to report additional financial information, then at the request of Licensor the Parties shall discuss in good faith such requirements and what, if any, information AbbVie may provide to satisfy such requirements.

6.9    Mode of Payment. All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards.

6.10    Withholding Taxes. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

similar tax to the appropriate government authority on a timely basis, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. Each Party shall furnish to the Withholding Party such forms, certificates and documentation as may be necessary or appropriate, and that are legally required, to obtain any reduction of, credit for, or exemption from the withholding of any tax. In the event that a government authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Amount”), the Withholding Party will have the right (a) to offset the Amount against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for the Amount (which shall be payable by the other Party within [*]days of its receipt of such invoice) or (c) to pursue reimbursement of the Amount by any other available remedy.

6.11    Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [*] days of receipt.

6.12    Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [*], such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

6.13    Audit. AbbVie shall, and shall cause its Affiliates to, keep complete books and records pertaining to Net Sales of Licensed Products in sufficient detail to calculate all amounts payable hereunder. At the request of Licensor, AbbVie shall permit an independent public accounting firm of nationally recognized standing designated by Licensor and reasonably acceptable to AbbVie, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to this Section 6.13 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (a) be conducted for any Calendar Quarter more than [*] years after the end of such quarter, (b) be conducted more than [*] period or (c) be repeated for any Calendar Quarter. The accounting firm shall disclose only whether the reports are correct or not, and the specific details concerning any

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

discrepancies. No other information shall be shared. Except as provided below, the cost of this audit shall be borne by Licensor, unless the audit reveals a variance of more than the greater of [*] from the reported amounts or [*], in which case AbbVie shall bear the cost of the audit.

6.14    Audit Dispute. In the event of a dispute with respect to any audit under Section 6.13, Licensor and AbbVie shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [*] days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”). The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine. Not later than [*] days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 6.12, or the auditing Party shall reimburse the excess payments, as applicable.

6.15    Confidentiality. The receiving Party shall treat all information subject to review under this Article 6 in accordance with the confidentiality provisions of ARTICLE 8 and the Parties shall cause the Audit Arbitrator to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

6.16    No Other Compensation.    Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

6.17    Responsibility for Third Party Payments. Licensor shall be solely responsible for and shall bear any amounts payable under any Third Party license or other agreement entered into by it directed to intellectual property that is reasonably necessary to Exploit a Licensed Compound or Licensed Product, including any amounts owed under any license agreement.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1    Invention Ownership.

7.1.1    As between the Parties, each Party will own all right, title, and interest in and to all inventions that are conceived solely by or on behalf of such Party, independent of the other Party, in the course of such Party’s and its Affiliates’ performance of its activities under this Agreement (each a “Sole Invention”), and all Patents claiming or covering such Sole Invention.

7.1.2    The Parties or their Affiliates shall jointly own all inventions conceived jointly by employees and agents of AbbVie or its Affiliates, on the one hand, and employees and agents of Licensor or its Affiliates, on the other hand, in the course of performing activities under

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

this Agreement (“Joint Inventions”), on the basis of each Party (or its Affiliate, as applicable) having an undivided interest in the whole without a duty to account to the other Party. To the extent not inconsistent with any terminal disclaimer, each Party and its Affiliates shall have the right to sell or otherwise transfer its interest in such Joint Invention, and related Joint Patent Rights, to its Affiliates or Third Parties, in each case without the consent of the other Party, so long as such sale or transfer is subject to the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement.

7.1.3    Inventorship will be determined according to United States Patent Law (without reference to any conflict of law principles).

7.2    Maintenance and Prosecution of Patents.

7.2.1    Patent Prosecution and Maintenance of Licensor Program Patents and Joint Patents During the Research Term. During the Research Term, Licensor shall, through the use of internal or outside counsel reasonably acceptable to AbbVie, prepare, file, prosecute, and maintain the Licensor Program Patents and Joint Patents worldwide, at Licensor’s sole cost and expense except for Joint Patents, the costs of which the Parties shall share equally. During such period, Licensor shall keep AbbVie fully informed of all significant or material steps with regard to the preparation, filing, prosecution, and maintenance of Licensor Program Patents and Joint Patents, including by providing AbbVie with a copy of material communications to and from any patent authority in the Territory regarding such Licensor Patents and Joint Patents, and by providing AbbVie drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for AbbVie to review and comment thereon. With respect to Licensor Patents and Joint Patents, Licensor will take all reasonable comments made by, and otherwise act in accordance with the reasonable instructions provided by, AbbVie on matters related to prosecution, maintenance and enforcement related to Licensor Program Patents and Joint Patents. Licensor shall promptly inform AbbVie of any adversarial patent office proceeding or sua sponte filing, including a request for, or filing or declaration of, any interference, opposition, or reexamination relating to a Licensor Program Patent or Joint Patent in the Territory. The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding in the Territory and Licensor shall take all reasonable comments and otherwise act in accordance with AbbVie’s reasonable instructions. Licensor shall not initiate any such adversarial patent office proceeding relating to a Licensor Program Patent or Joint Patent in the Territory without first consulting AbbVie and obtaining the prior written consent of AbbVie, such consent not to be unreasonably withheld, conditioned or delayed. In the event that Licensor (i) decides not to file a Licensor Program Patent in a country or other jurisdiction in the Territory where AbbVie has requested such a filing be made, or (ii) upon filing any Licensor Program Patent or Joint Patent, Licensor intends to abandon such Licensor Program Patent or Joint Patent, then in each case Licensor shall provide reasonable prior written notice to AbbVie of such intention (which notice shall, in any event, be given no later than [*] days prior to the next deadline for any action that may be taken with respect to such Licensor Program Patent or Joint Patent in such country or other jurisdiction). AbbVie shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Licensor Program Patent or Joint Patent at its sole cost and expense in such country or other jurisdiction, and AbbVie shall have the right to offset its costs incurred in such preparation, filing, prosecution, and maintenance during the Research Term against any royalties owed with respect to Licensed Products in the relevant country(ies).

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.2.2    Patent Prosecution and Maintenance of Licensor Program Patents and Joint Patents After the Research Term. Following the expiration of the Research Term, AbbVie shall take over and assume, through the use of internal or outside counsel reasonably acceptable to Licensor, the prosecution and maintenance of the Licensor Program Patents and Joint Patents worldwide. At such time, the Parties’ respective patent counsel shall discuss in good faith whether a Patent included in the Licensor Program Patents or Joint Patents should be filed or maintained in the Tier A, Tier B, or Tier C countries included on Schedule 7.2.2. AbbVie shall thereafter pay for the costs and expenses of the prosecution and maintenance of the Licensor Program Patents and Joint Patents incurred after assumption thereof. In connection therewith, Licensor shall promptly transfer and provide to AbbVie all information and documents (including any necessary powers of attorney) reasonably requested by AbbVie to assume control of such prosecution and maintenance. Upon assumption of such prosecution and maintenance, AbbVie shall keep Licensor reasonably informed of all significant or material steps with regard to the preparation, filing, prosecution, and maintenance of Licensor Program Patents and Joint Patents, including by providing Licensor with a copy of material communications to and from any patent authority in the Territory regarding such Licensor Program Patents, and by providing Licensor drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Licensor to review and comment thereon. In the event that AbbVie (a) decides not to prepare, file, prosecute, or maintain a Licensor Program Patent or Joint Patent in a country or other jurisdiction in the Territory, or (b) upon filing any such Licensor Program Patent or Joint Patent, AbbVie intends to abandon such Licensor Program Patent or Joint Patent, then in each case AbbVie shall provide reasonable prior written notice to Licensor of such intention (which notice shall, in any event, be given no later than [*] days prior to the next deadline for any action that may be taken with respect to such Licensor Program Patent or Joint Patent in such country or other jurisdiction). Licensor shall thereupon have the option by providing written notice to AbbVie within [*] days after receiving notice from AbbVie of its intention to abandon or otherwise not prosecute or maintain such Patents, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Licensor Program Patent or Joint Patent at its sole cost and expense in such country or other jurisdiction, and if (i) the Parties previously agreed that the applicable Patent should be prosecuted in such country or jurisdiction as set forth above, and (ii) AbbVie failed to use Commercially Reasonable Efforts to prosecute such Licensor Program Patent or Joint Patent in such country or jurisdiction, then AbbVie’s license under such Licensor Program Patent or Joint Patent in such country or jurisdiction shall terminate upon Licensor exercising such option.

7.2.3    Cooperation. The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of the Licensor Program Patents and Joint Patents in the Territory under this Agreement.

7.2.4    Patent Term Extension and Supplementary Protection Certificate. AbbVie shall be responsible for making decisions regarding patent term adjustments and patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Licensor Program Patents and any Joint Patents in any country or other jurisdiction and for applying, at its cost and expense, for any extension or supplementary protection certificate with respect to such Patents in the Territory.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.2.5    Patent Listings. AbbVie shall have the sole right to make all Patent filings with Regulatory Authorities in the Territory with respect to Licensor Program Patents and Joint Patents, including as required or allowed (a) in the United States, in the FDA’s Orange Book, and (b) other international equivalents or like procedures. Licensor shall (i) provide to AbbVie all Information, including a correct and complete list of Licensor Program Patents covering any Licensed Product or otherwise necessary or reasonably useful to enable AbbVie to make such filings with Regulatory Authorities in the Territory with respect to such Patents, and (ii) cooperate with AbbVie’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case ((i) and (ii)), to the extent required or permitted by Applicable Law.

7.2.6    European Patents. AbbVie shall have the sole right to decide whether a European Patent within Licensor Program Patents or Joint Patents should be validated as a Unitary Patent, whether and when such European Patent should be opted out of or opted in to the jurisdiction of the Unified Patent Court (UPC) (including withdrawal of an opt-out), as well as any other issues concerning the jurisdiction of the UPC in connection with Licensor Program Patents or Joint Patents. Licensor shall, at AbbVie’s cost and expense, cooperate with AbbVie, provide to AbbVie and submit to authorities all necessary documents to effect such decision.

7.3    Enforcement and Defense of Patents.

7.3.1    Enforcement and Defense of Licensor Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened (i) infringement of the Licensor Patents by a Third Party (including alleged or threatened infringement based on the development, commercialization, or an application to market a product containing a Licensed Compound or any Licensed Product in the Territory (the “Product Infringement”)), (ii) assertion of any invalidity, unpatentability or unenforceability of any of the Licensor Program Patents or Joint Patents by any Third Party, in each case in the Territory of which such Party becomes aware. AbbVie shall have the first right, but not the obligation, to prosecute any Product Infringement under the Licensor Program Patents and Joint Patents and/or defend any such invalidity, unpatentability or unenforceability claim the Territory (the “AbbVie Prosecuted/Defense Claims”) and AbbVie shall retain control of the prosecution and/or defense of such claim, suit or proceeding. In the event AbbVie prosecutes or defends any AbbVie Prosecuted/Defense Claims, Licensor shall, at the written request of AbbVie, join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided that AbbVie shall retain control of the prosecution or defense of such claim, suit, or proceeding. If AbbVie does not take commercially reasonable steps to prosecute any AbbVie Prosecuted/Defense Claims within [*] days following the first notice provided above with respect to the AbbVie Prosecuted/Defense Claims, then Licensor may prosecute or defend the AbbVie Prosecuted/Defense Claims at its own expense.

7.3.2    Generic Competition. If either Party receives a notice of certification regarding the Licensor Patents pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA Act”) or receives any equivalent or similar certification or notice in any other jurisdiction, it shall

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(i) promptly notify the other Party in writing identifying the alleged applicant or potential applicant and furnishing the information upon which determination is based and (ii) provide the other Party with a copy of any such notice of certification within [*] Business Days of the date of receipt and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Section 7.3.1.

7.3.3    Cooperation. The Parties agree to cooperate fully in any infringement or defense action pursuant to this Section 7.3. Where a Party brings such an action or defends a claim, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled under Section 7.3.1 to bring any patent infringement litigation or defend any invalidity, unpatentability or unenforceability claim in accordance with this Section 7.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any litigation under this Section 7.3 in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party. The Party commencing the litigation or defending any claims shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

7.3.4    Recovery. Any recovery realized as a result of such litigation described in Section 7.3.1 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be shared as follows:

(a)    If AbbVie is the Party enforcing or defending such claim, [*]; and

(b)    If Licensor is the Party enforcing or defending such claim, [*].

7.4    Infringement Claims by Third Parties. If the manufacture, sale, or use of a Licensed Compound or Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by AbbVie (or its Affiliates or Sublicensees), AbbVie shall promptly notify Licensor thereof in writing. AbbVie shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense (but subject to deduction as provided below), using counsel of its own choice. Licensor may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. Without limitation of the foregoing, if AbbVie finds it necessary or desirable to join Licensor as a party to any such action, Licensor shall execute all papers and perform such acts as shall be reasonably required. If AbbVie elects (in a written communication submitted to Licensor within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit, or proceeding, within such time periods so that Licensor is not prejudiced by any delays, Licensor may conduct and control the defense of any such claim, suit, or proceeding at its own expense. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding.    Any recoveries by a Party of any sanctions awarded to such Party and against a party asserting a claim being defended under this Section 7.4 shall be applied as follows: such recovery shall be applied first to reimburse AbbVie and/or Licensor for its reasonable out-of-pocket costs of defending such claim, suit, or proceedings, and (b) the balance of any such recoveries [*] shall be [*].

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.5    Third Party Licenses. If in the reasonable opinion of AbbVie, the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product by AbbVie, any of its Affiliates, or any of its or their Sublicensees infringes or misappropriates any Patent, trade secret, or other intellectual property right of a Third Party in any country or other jurisdiction in the Territory, such that AbbVie, any of its Affiliates or any of its or their Sublicensees cannot Develop, Manufacture, or Commercialize such Licensed Compound or Licensed Product in such country or other jurisdiction without infringing such Patent, trade secret, or other intellectual property right of such Third Party, then as between the Parties AbbVie shall have the sole right, but not the obligation, to negotiate and obtain a license from such Third Party as necessary for AbbVie and its Affiliates, and its and their Sublicensees to Develop, Manufacture, and Commercialize Licensed Compound and Licensed Products in such country or other jurisdiction.

7.6    Product Trademarks. AbbVie shall own all right, title, and interest to the Product Trademarks in the Territory, and shall be responsible for the registration, prosecution, maintenance and enforcement thereof. All costs and expenses of registering, prosecuting, maintaining and enforcing the Product Trademarks shall be borne solely by AbbVie.

7.7    Inventor’s Remuneration.    Each Party shall be solely responsible for any remuneration that may be due such Party’s inventors under any applicable inventor remuneration laws.

7.8    Licensor Patents.    Licensor shall be solely responsible for the prosecution and maintenance of the Licensor Patents that are not Licensor Program Patents and Joint Patents (such Patents, “Licensor Prosecuted Patents”). Licensor shall keep AbbVie reasonably informed of all significant or material steps with regard to the preparation, filing, prosecution, and maintenance of Licensor Prosecuted Patents (but only in the event that Licensor is aware that any such Licensor Prosecuted Patent covers the Exploitation of a Licensed Compound or Licensed Product); provided, however, that Licensor shall not be required to provide AbbVie with a copy of any communications to and from any patent authority in the Territory regarding such Licensor Prosecuted Patents, or provide AbbVie drafts of any filings or responses to be made to such patent authorities in the Territory.

ARTICLE 8

CONFIDENTIALITY AND NON-DISCLOSURE

8.1    Licensor Program Know-How. Licensor recognizes that by reason of AbbVie’s status as an exclusive licensee pursuant to the grants under Section 5.1, AbbVie has an interest in Licensor maintaining the confidentiality of certain information of Licensor. Accordingly, during the Term, Licensor shall, and shall cause its Affiliates and its and their respective officers, directors, employees, and agents to, keep completely confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purpose other than to fulfill Licensor’s obligations hereunder any Licensor Program Know-How; except to the extent (a) the Licensor Program Know-How is in the public domain as of the Effective Date, or thereafter is placed into

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the public domain through no fault of Licensor, its Affiliates or any of its or their respective officers, directors, employees, or agents; (b) such disclosure is expressly permitted under Section 8.3, or (c) such disclosure is otherwise expressly permitted by the terms of this Agreement. For purposes of Section 8.3, each Party shall be deemed to be the disclosing Party with respect to Licensor Program Know-How under Section 8.3. For clarity, it is expressly understood and agreed that Licensor shall have the right to use, and to disclose to Third Parties any Institutional Licensor Know-How for use in the research, development or commercialization of compounds or products that are other than Licensed Compounds or Licensed Products, subject to the exclusivity obligations of Licensor under Section 5.7.1.

8.2    Confidentiality Obligations. At all times during the Term and for a period of [*] years following termination or expiration hereof in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or useful for the performance of, or the exercise of such Party’s rights under, this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 8.2 with respect to any Confidential Information shall not include any information that:

8.2.1    has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

8.2.2    has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Regulatory Documentation or Joint Know-How;

8.2.3    is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;

8.2.4    that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

8.2.5    have been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Regulatory Documentation or Joint Know-How.

8.3    Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

8.3.1    in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to Applicable Law; provided, that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [*] Business Days’ notice) to the

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information. In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

8.3.2    made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;

8.3.3    made by or on behalf of the receiving Party to a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, as may be reasonably necessary or useful for purposes of preparing, obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement, including any Patent filings by AbbVie or Licensor; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;

8.3.4    made to its or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this Article;

8.3.5    made by AbbVie or its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with the Exploitation of the Licensed Compound, the Licensed Products, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 8;

8.3.6    made by Licensor or its Affiliates during the Research Period to the Subcontractors listed on Schedule 3.4 or any subsequent subcontractors approved by AbbVie as may be necessary or useful in connection with Licensors performance of its obligations under the Research Plan; or

8.3.7    made by either Party to potential or actual acquirers or assignees, investment bankers, investors and lenders; provided, that such Information disclosed shall be limited to the terms and conditions of this Agreement and such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 8 (other than with respect to the time period of such obligations of confidentiality and non-use that would apply to potential or actual investment bankers, investors or lenders (which shall however be for a period of at least [*])).

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.4    Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 8.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than three (3) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

8.5    Public Announcements. Neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except (i) for the press release in the form attached hereto as Schedule 8.5, or (ii) for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (but in no event less than [*] days’ prior written notice unless, in the opinion of the disclosing Party’s counsel, the proposed disclosure is required within [*] days of such Party becoming aware the facts or circumstances underlying the proposed disclosure, and in such cases, promptly upon becoming aware of such facts or circumstances) so as to provide a reasonable opportunity to comment thereon. Notwithstanding the foregoing, AbbVie, its Sublicensees and its and their respective Affiliates shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Licensed Compound and Licensed Products.

8.6    Publications.    The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the Research Activities hereunder. Accordingly, (i) Licensor shall not publish, present, or otherwise disclose, and shall cause its Affiliates and Third Party Providers and its and their employees and agents not to disclose any Licensor Program Know-How or material related to [*], without the prior written consent of AbbVie, and (ii) AbbVie shall not publish, present, or otherwise disclose, and shall cause its Affiliates and Third Party Providers and its and their employees and agents not to disclose any pre-clinical data generated prior to the Effective Date or in connection with the Research Activities, SAR data, or compound structural information, without the prior written consent of Licensor. Additionally, except as required by Applicable Law or court order, for any proposed publication or presentation relating to the immunoproteasome by Licensor or, if such publication or presentation contains any pre-clinical data generated prior to the Effective Date or in connection with the Research Activities, SAR data, or compound structural information, by AbbVie, the Party desiring to make any such publication shall: (a) transmit a copy of the proposed publication for review and comment to the other Party at least [*] days prior to the submission of such publication to a Third Party; (b) shall postpone such publication for up to an additional [*] days upon request

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of the other Party to allow the consideration of appropriate patent applications or other protection to be filed; (c) upon request of the other Party shall remove all Confidential Information of the other Party (provided that, with respect to any publication or presentation, AbbVie shall only be required to remove any pre-clinical data generated prior to the Effective Date or in connection with the Research Activities, SAR data, or compound structural information); and (d) shall consider all reasonable comments made by the other Party. Notwithstanding the foregoing to the contrary, the provisions of this Section 8.6 shall not apply with respect to any publication or presentation made by Licensor or its Academic Collaborators under an Academic Collaboration Agreement; provided that if Licensor has rights to review and comment on such disclosure prior to public release, Licensor shall provide such publication to AbbVie and shall take into consideration any reasonable comments provided by AbbVie.

8.7    Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information (in the event of termination of this Agreement with respect to one (1) or more Terminated Territories but not in its entirety, solely to the extent relating specifically and exclusively to such Terminated Territories) to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) as soon as reasonably practicable, deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

8.8    Survival.    All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 8.2.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1    Mutual Representations and Warranties. Licensor and AbbVie each represents and warrants to the other, as of the Effective Date, as follows:

9.1.1    Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

9.1.2    Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

9.1.3    Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

9.1.4    No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

9.2    Additional Representations and Warranties of Licensor. Licensor further represents and warrants to AbbVie, as of the Effective Date, and as applicable under Sections 9.2.4, 9.2.10, 9.2.12, 9.2.14 and 9.2.15, covenants, as follows:

9.2.1    All Licensor Patents existing as of the Effective Date that claim or cover any Licensed Compounds or Licensed Products or the Exploitation thereof are listed on Schedule 9.2.1 (the “Existing Patents”). All Existing Patents existing as of the Effective Date are subsisting and are to Licensor’s Knowledge not invalid or unenforceable, in whole or in part, are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

9.2.2    There are no claims, judgments, or settlements against, or amounts with respect thereto, relating to the Existing Patents or the Licensor Know-How. No claim or litigation has been brought or threatened by any Person alleging, and Licensor has no knowledge of any claim, whether or not asserted, that the Existing Patents are invalid or unenforceable. To Licensor’s Knowledge, the Development and Commercialization of the Licensed Compound and Licensed Products as contemplated herein, does not violate, infringe, misappropriate or otherwise conflict or interfere with any intellectual property or proprietary right of any Person. To Licensor’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents or the Licensor Know-How.

9.2.3    Licensor is the sole and exclusive owner of the entire right, title and interest in the Existing Patents and the Licensor Program Know-How free of any encumbrance, lien, or claim of ownership by any Third Party. Licensor is entitled to grant the licenses specified herein. To Licensor’s Knowledge, there is no Information Controlled by Licensor or its Affiliates as of the Effective Date that relates to the Licensed Compound that is not within the Licensor Know-How. Licensor has the right to use all Information and Patents reasonably necessary for the Development and Manufacture of Licensed Compounds as contemplated herein for the conduct of its activities and such Patents are not subject to any license or agreement to which Licensor or any of its Affiliates is a party that would restrict AbbVie’s ability to Exploit a Licensed Compound or Licensed Product (other than with respect to the agreements listed on Schedule 1.5).

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.2.4    During the Term, neither Licensor nor any of its Affiliates shall encumber or diminish the rights granted to AbbVie hereunder with respect to the Licensor Patents.

9.2.5    True, complete, and correct copies of: (a) the file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity, and enforceability of the Existing Patents; and (b) all material adverse information with respect to the safety and efficacy of the Licensed Compound known to Licensor, in each case ((a) and (b)) have been provided or made available to AbbVie prior to the Effective Date.

9.2.6    Licensor and its Affiliates have not generated any Regulatory Documentation.

9.2.7    Each Person who has or has had any rights in or to any Existing Patents or any Licensor Program Know-How, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Existing Patents and Licensor Program Know-How to Licensor. To Licensor’s knowledge, no current officer, employee, agent, or consultant of Licensor or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Licensor related to the Existing Patents or Licensor Program Know-How.

9.2.8    All rights in all inventions and discoveries, made, developed, or conceived by any employee or independent contractor of Licensor or any of its Affiliates during the course of their employment (or other retention) by Licensor or such Affiliate, and relating to or included in Licensor Program Know-How or that are the subject of one (1) or more Existing Patents have been assigned in writing to Licensor or such Affiliate.

9.2.9    Licensor has obtained the right (including under any Patents and other intellectual property rights) to use all Information and all other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between Licensor and any such Third Party with respect to the Licensed Compound, and Licensor has the rights under each such agreement to transfer such Information or other materials to AbbVie and its designees and to grant AbbVie the right to use such know-how or other materials in the Development or Commercialization of the Licensed Compound or the Licensed Products without restriction.

9.2.10    Neither Licensor nor any of its Affiliates has any knowledge of any scientific or technical facts or circumstances that would adversely affect the scientific, therapeutic, or commercial potential of the Licensed Compound or Licensed Products.

9.2.11    Neither Licensor nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compound or the Licensed Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compound or the Licensed Products, or committed an act, made a statement, or failed to

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

make a statement with respect to the Development of the Licensed Compound or the Licensed Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.

9.2.12    Licensor and its Affiliates have conducted, and their respective contractors and consultants have conducted, all Development of the Licensed Compound or the Licensed Products that they have conducted prior to the Effective Date in accordance with good laboratory and clinical practice and Applicable Law. Licensor has conducted, and has caused its contractors and consultants to conduct, any and all pre-clinical and clinical studies related to the Licensed Compound and Licensed Products in accordance with good laboratory and clinical practice and Applicable Law. Licensor and its Affiliates have employed (and, with respect to such tests and studies that Licensor will perform, will employ) Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and clinical studies with respect to the Licensed Compound and Licensed Products.

9.2.13    There are no amounts that will be required to be paid to a Third Party as a result of the Development or Commercialization of Licensed Compound or the Licensed Products that arise out of any agreement to which Licensor or any of its Affiliates is a party.

9.2.14    Licensor and its Affiliates have not ever been, are not currently, nor are they the subject of a proceeding that could lead to it or its Affiliates becoming a Debarred Entity, Excluded Entity or Convicted Entity and it and its Affiliates will not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or a Convicted Individual. Licensor further covenants that if, during the Term, it or its Affiliates become a Debarred Entity, Excluded Entity or Convicted Entity, or listed on the FDA’s Disqualified/Restricted List or if any employee or agent performing any of its obligations hereunder becomes a Debarred Individual, Excluded Individual or a Convicted Individual, or added to the FDA’s Disqualified/Restricted List, Licensor shall immediately notify AbbVie and AbbVie shall have the option, at its sole discretion, to either: (a) prohibit such Person from performing work under this Agreement, (b) terminate all work being performed or to be performed by Licensor pursuant to this Agreement or (c) terminate this Agreement. This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the following definitions shall apply:

(a)    A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug or biological product application.

(b)    A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

(c)    An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(d)    A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

(e)    “FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if the FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false Information to the study sponsor or the FDA

9.2.15    Licensor shall have obtained from each of its Affiliates, sublicensees, employees and agents, and from the employees and agents of its Affiliates, sublicensees and agents, who are participating in the Exploitation of the Licensed Compound or Licensed Products or who otherwise have access to any AbbVie Information or other Confidential Information of AbbVie, rights to any and all Information that relate to the Licensed Compound or Licensed Products, in each case prior to the performance of or participation in such activities, such that AbbVie shall, by virtue of this Agreement, receive from Licensor, without payments beyond those required by ARTICLE 6, the licenses and other rights granted to AbbVie hereunder.

9.2.16    The inventions claimed or covered by the Existing Patents (a) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, and (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f).

9.3    The representations and warranties of Licensor in this Agreement, and the Information, documents and materials furnished to AbbVie in connection with its period of diligence prior to the Effective Date, do not, taken as a whole, (a) contain any untrue statement of a material fact, or (b) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

9.4    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 10

INDEMNITY

10.1    Indemnification of Licensor. AbbVie shall indemnify Licensor, its Affiliates and their respective directors, officers, employees, and agents (the “Licensor Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Licensor Indemnitees arising from or occurring as a result of: (a) the breach by AbbVie or its Affiliates of this Agreement; (b) the negligence, reckless or willful misconduct on the part of AbbVie or its Affiliates or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement; or (c) the Exploitation of a Licensed Product by or on behalf of AbbVie (including any product liability claims), in each case, except (i) any claim of misappropriation or infringement of a Third Party’s intellectual property rights based upon AbbVie’s (or its Affiliates’ or Sublicensees’) use or practice of Licensor Know-How or Licensor Patents in accordance with the terms of this Agreement, or (ii) to the extent Licensor has an obligation to indemnify AbbVie pursuant to Section 10.2.

10.2    Indemnification of AbbVie. Licensor shall indemnify AbbVie, its Affiliates and their respective directors, officers, employees, and agents (the “AbbVie Indemnitees”) and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the AbbVie Indemnitees arising from or occurring as a result of: (a) the breach by Licensor or its Affiliates of this Agreement; and (b) the negligence, reckless or willful misconduct on the part of Licensor or its Affiliates or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement, in each case, except to the extent Licensor has an obligation to indemnify AbbVie pursuant to Section 10.1.

10.3    Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 10, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

10.4    Control of Defense.

10.4.1    In General. Subject to the provisions of Sections 7.4 and 7.3, at its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 10.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

10.4.2    Right to Participate in Defense. Without limiting Section 10.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.4.1 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

10.4.3    Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief, requires an admission on the part of the Indemnified Party of liability or wrong doing or that invalidates, narrows in scope or enforceability any Licensor Patents or AbbVie Patents, as applicable, or otherwise adversely affecting the business of the Indemnified Party in any manner, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided, that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the indemnifying Party, which consent

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

shall not to be unreasonably withheld, conditioned or delayed. The indemnifying Party shall not be liable for any settlement, compromise or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

10.4.4    Cooperation. The Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

10.4.5    Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

10.5    Special, Indirect, and Other Losses. EXCEPT (A) FOR WILLFUL MISCONDUCT, (B) FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 8 OR SECTIONS 5.7.1 OR 5.7.2, (C) AS PROVIDED UNDER SECTION 12.10, AND (D) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 10, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE LICENSED COMPOUND OR LICENSED PRODUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

10.6    Insurance. Each Party shall have and maintain such type and amounts of insurance covering its Development, Manufacture and Commercialization of the Licensed Compounds or Licensed Products as is (a) normal and customary in the pharmaceutical industry [*] and (b) otherwise required by Applicable Law. Notwithstanding the foregoing, AbbVie may self-insure, in whole or in part, the obligations in this agreement.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 11

TERM AND TERMINATION

11.1    Term.

11.1.1    Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product (such period, the “Term”).

11.1.2    Effect of Expiration of the Term. Following the expiration of the Term, the grants in Section 5.1 shall become exclusive, fully-paid, royalty-free and irrevocable.

11.2    Termination for Material Breach.

11.2.1    Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one (1) or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party does not dispute that it has committed a material breach of one (1) or more of its material obligations under this Agreement, then if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within [*] days after receipt of the Default Notice, or if such compliance cannot be fully achieved within such [*] day period and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it has materially breached one (1) of its material obligations under this Agreement, the dispute shall be resolved pursuant to Section 12.6. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to be in material breach of one (1) or more of its material obligations under this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such material breach within [*] days after such ruling, or if such compliance cannot be fully achieved within such [*] day period and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.

11.2.2    Material Breach Related to [*]. Notwithstanding Section 11.2.1, if the material breach and failure to cure contemplated by Section 11.2.1 is with respect to a breach of [*] as they relate to [*] and with respect to [*] after [*], including [*].

11.2.3    Invocation of Termination for Material Breach. Notwithstanding the foregoing, [*], the Parties agree that termination pursuant to this Section 11.2 is a remedy to be invoked [*].

11.3    Additional Termination Right by AbbVie. AbbVie may terminate this Agreement in its entirety, or on a Region-by-Region basis, for any or no reason, upon (a) [*] days’ prior written notice to Licensor if such notice is provided prior to [*] and (a) [*] prior written notice to Licensor if such notice is provided on or after [*].

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.4    Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [*] days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [*] days of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

11.5    Rights in Bankruptcy.

11.5.1    Applicability of 11 U.S.C. § 365(n). All rights and licenses (collectively, the “Intellectual Property”) granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such Intellectual Property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.

11.5.2    Rights of non-Debtor Party in Bankruptcy. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property and all embodiments of such Intellectual Property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within five (5) Business Days of such request; provided, that the debtor Party is excused from its obligation to deliver the Intellectual Property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

11.6    Termination in Entirety.

11.6.1    In the event of a termination of this Agreement in its entirety by AbbVie pursuant to Section 11.3 or by Licensor pursuant to Section 11.2.1 or 11.4, all rights and licenses granted by Licensor hereunder shall immediately terminate.

11.6.2    In the event of a termination of this Agreement in its entirety by AbbVie pursuant to Section 11.2.1 or 11.4, all rights and licenses granted to AbbVie hereunder shall become irrevocable, unrestricted, and perpetual rights and licenses and, if such termination [*], any amounts, after giving effect to any deductions allowable hereunder, that would have been due to Licensor by AbbVie with respect to Licensed Product after such termination shall be [*] and paid to Licensor in accordance with this Section and the payment provisions of this Agreement.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Except for the payment obligation and any provisions that otherwise survive termination of this Agreement, all other obligations of AbbVie (including any obligation to use commercially reasonable efforts) shall terminate.

11.6.3    Upon the effective date of AbbVie’s notice of termination under this Agreement (a) AbbVie will have no further diligence obligations or obligations to conduct any further Research Activities under the Research Plan and (b) AbbVie will not be required to [*] under this Agreement [*] and the effective date of termination or thereafter.

11.7    Termination of Terminated Territory. In the event of a termination of this Agreement with respect to a country or other jurisdiction by AbbVie pursuant to Section 11.3 (but not in the case of any termination of this Agreement in its entirety), all rights and licenses granted by Licensor hereunder (a) shall automatically be deemed to be amended to exclude, if applicable, the right to market, promote, detail, distribute, import, sell, offer for sale, file any Drug Approval Application for, or seek any Regulatory Approval for Licensed Compound or Licensed Products in such Terminated Territory, and (b) shall otherwise survive and continue in effect in such Terminated Territory solely for the purpose of furthering any Commercialization of the Licensed Compounds or Licensed Products in the Territory or any Development or Manufacturing in support thereof.

11.8    Grantback Option and Transition Agreement.

11.8.1    Solely in the case of termination by Licensor pursuant to Section 11.2.1 or 11.4 or by AbbVie pursuant to Section 11.3, AbbVie hereby grants to Licensor an exclusive option (“Grantback Option”) to acquire an exclusive royalty-bearing license, with the right to sublicense through multiple tiers, under AbbVie’s rights under the Joint Patents or any Patent Controlled by AbbVie that has a Valid Claim covering the composition of matter, manufacture or approved use of a Licensed Product (each a “AbbVie GrantBack Patent”), to, in the case of a Terminated Territory, Exploit in the Terminated Territory any Licensed Product that is or has been the subject of Development or Commercialization in the Terminated Territory and that contains a Licensed Compound and no other active pharmaceutical ingredient as such Licensed Product exists as of the effective date of termination; provided that: (a) [*], and (b) [*]. Licensor may exercise its Grantback Option by providing written notice to AbbVie within [*] days from the termination effective date.

11.8.2    In the event of termination of this Agreement, whether in its entirety or with respect to the Terminated Territory, Licensor and AbbVie shall negotiate in good faith the terms and conditions of a written transition agreement (the “Transition Agreement”) pursuant to which AbbVie and Licensor will effectuate and coordinate a smooth and efficient transition of relevant obligations and rights to Licensor as reasonably necessary for Licensor to Exploit Licensed Products after termination of this Agreement (in its entirety or with respect to the Terminated Territory, as applicable) as and to the extent set forth in this Article 11.

11.8.3    In the event that this Agreement is terminated by Licensor pursuant to Section 11.2.1 or 11.4 or by AbbVie pursuant to Section 11.3, the Transition Agreement shall provide that, AbbVie shall:

(a)    where permitted by Applicable Law, transfer to Licensor all of its right, title, and interest in all Regulatory Documentation then owned or

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Controlled by AbbVie or its Affiliates that are applicable to the Licensed Product, or to the extent not so transferrable, AbbVie shall take all reasonable actions to make available to Licensor or its designee the benefits of all Regulatory Documentation applicable to such Licensed Product in the Territory; provided that, if the Agreement is terminated by AbbVie pursuant to Section 11.3 with respect to a particular Region only, then AbbVie shall only be required to grant Licensor a right of reference to all Regulatory Documentation then owned or Controlled by AbbVie or its Affiliates that are applicable to the Licensed Product;

(b)    where permitted by Applicable Law, transfer to Licensor all of its right, title, and interest in all Regulatory Approvals owned or Controlled by AbbVie or its Affiliates; provided that, if the Agreement is terminated by AbbVie pursuant to Section 11.3 with respect to a particular Region only, then such transfer shall be limited to Regulatory Approvals that are solely applicable to the Terminated Territory and to the Licensed Products, as such Regulatory Approvals exists as of the effective date of such termination of this Agreement with respect to such Terminated Territory; provided, further, that each Party shall have a license and right of reference under any Regulatory Approval in the other Party’s territory as necessary or reasonably useful for such Party to Commercialize Licensed Products in its territory;

(c)    notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in clause (a) and clause (b) above;

(d)    unless expressly prohibited by any Regulatory Authority, transfer control to Licensor of all Clinical Studies being conducted by or behalf of AbbVie or its Affiliates as of the effective date of termination and continue to Conduct such Clinical Studies, at Licensor’s cost, for up to [*] after the effective date of the termination, to enable such transfer to be completed without interruption of any such Clinical Study; provided that, if the Agreement is terminated by AbbVie pursuant to Section 11.3 with respect to a particular Region only, then such transfer shall be limited to such Clinical Studies being conducted solely in the Terminated Territory;

(e)    to the extent requested by Licensor, assign (or cause its Affiliates to assign) to Licensor all agreements with any Third Party with respect to the conduct of pre-clinical Development activities or Clinical Studies for the Licensed Products, including agreements with contract research organizations, clinical sites, investigators and manufacturing providers, unless, with respect to any such agreement, such agreement (i) expressly prohibits such assignment, in which case AbbVie shall cooperate with Licensor in reasonable respects to secure the consent of the applicable Third Party to such assignment, or (ii) covers Clinical Studies for Combination Products in which any active ingredient that is not a Licensed Compound, in which case AbbVie shall, at Licensor’s sole cost and expense, cooperate with Licensor in all reasonable respects to facilitate the execution of a new agreement between Licensor and the applicable Third Party; provided that, if the Agreement is terminated by AbbVie pursuant to Section 11.3 with respect to a particular Region only, then such assignment shall be limited to such agreements that relate solely to the Terminated Territory; provided, further, that with respect to any agreements that relate to both the Terminated Territory and the non-Terminated Territory, AbbVie shall, at Licensor’s sole cost and expense, cooperate with Licensor in all reasonable respects to facilitate the execution of a new agreement between Licensor and the applicable Third Party;

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(f)    to the extent AbbVie does not consent to license Manufacturing related intellectual property Controlled by AbbVie or its Affiliates that has applicability to products other than the Licensed Product pursuant to Section 11.8.1 and which intellectual property is reasonably necessary to manufacture Licensed Product, at Licensor’s request AbbVie and Licensor shall negotiate in good faith the terms and conditions of a supply agreement for AbbVie or its Affiliates to supply, or allow a Third Party to supply, Licensed Product (provided, that the cost of such supply shall be equal to: (i) if manufactured by AbbVie, AbbVie’s actual cost, plus [*], and (ii) if manufactured by a Third Party contract manufacturer, the price paid by AbbVie for such supply, plus [*]; and

(g)    to the extent requested by Licensor, transfer to Licensor a specified amount of inventory of Licensed Products at a transfer price equal to AbbVie’s actual cost therefor.

11.9    Reverse Royalty. If AbbVie grants to Licensor a grantback license pursuant to Section 11.8.1, in consideration of the licenses granted and other consideration provided to Licensor, Licensor shall pay AbbVie a royalty on a Licensed Product-by-Licensed Product basis on Net Sales of each Licensed Product in each country or other jurisdiction in the Terminated Territory during the Reverse Royalty Term for such Licensed Product in such country or other jurisdiction at the rates set forth in the table below, based on the stage of development of such Licensed Product as of the effective date of such termination. For purposes of this Section, the definition of “Net Sales,” and Sections 6.8 through 6.14 shall apply mutatis mutandis to the calculation, payment, recording, and auditing of Licensor’s obligations to pay royalties under this Section as they apply to AbbVie and, solely for such purpose, each reference in each such Section (and any related definitions) to (i) AbbVie shall be deemed to be a reference to Licensor, and (ii) a Sublicensee shall be deemed to be a reference to a licensee or sublicensee of Licensor or its Affiliates.

Net Sales in the of each Licensed Product	Royalty Rate
If termination of this Agreement is effective prior to [*]	[*]

If termination of this Agreement is effective on or after [*] and prior to [*] for a given Licensed Product	[*]

If termination of this Agreement is effective on or after [*] for a Licensed Product	[*]

11.10    Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more country(ies) or other jurisdiction(s)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

11.11    Accrued Rights; Surviving Obligations.

11.11.1    Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more country(ies) or other jurisdiction(s)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Section 3.5 (with respect to activities taking place during the Term, and associated reimbursements), Section 3.8 (in accordance with the time period set forth therein), Section 5.5.1, Sections 6.2 through 6.9 (solely with respect to payments that have accrued prior to the effective date of termination or expiration), Sections 6.10 through 6.15, Sections 7.1.1 through 7.1.3 (with respect to writing, conception, discovery, development or making that occurred prior to expiration or termination of this Agreement), Section 9.4, Sections 10.1 through 10.5, Section 11.5, Sections 12.4 through 12.12, and Article 1 and Article 8 (other than Section 8.6) shall survive the termination or expiration of this Agreement for any reason, Sections 11.6 through 11.10 shall survive termination of this Agreement but not its expiration, and Sections 11.1.2 and Section 5.1 (except as otherwise provided in Section 11.6.2) shall survive the expiration of this Agreement but not its termination. If this Agreement is terminated with respect to the Terminated Territory but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory and be of no further force and effect (and, for purposes of clarity, all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than the Terminated Territory).

11.11.2    Notwithstanding the termination of AbbVie’s licenses and other rights under this Agreement or with respect to the United States, a particular Major Market or other country or other jurisdiction, as the case may be, AbbVie shall, unless Licensor has elected to acquire any of AbbVie’s inventory, have the right for [*] after the effective date of such termination of this Agreement in its entirety or with respect to the United States, each Major Market or other country or other jurisdiction with respect to which such termination applies to sell or otherwise dispose of all Licensed Compound or Licensed Product then in its inventory and any in-progress inventory, in each case that is intended for sale or disposition in the United States, such Major Market or other country or other jurisdiction, as though this Agreement had not terminated in its entirety or with respect to the United States, such Major Market or other country or other jurisdiction, and such sale or disposition shall not constitute infringement of Licensor’s or its Affiliates’ Patent or other intellectual property or other proprietary rights. For purposes of clarity, AbbVie shall continue to make payments thereon as provided in ARTICLE 6 (as if this Agreement had not terminated with respect to the United States, such Major Market or other country or other jurisdiction).

ARTICLE 12

MISCELLANEOUS

12.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [*] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Notwithstanding the foregoing, if the suspension of performance is reasonably likely to last for more than [*] months, then the performing Party shall have the right to terminate the Agreement in its entirety if such non-performance would constitute a material breach of this Agreement.

12.2    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

12.3    Assignment. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that either Party may make such an assignment without the other Party’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Section 12.3 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Licensor or AbbVie, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

12.4    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.5    Governing Law, Jurisdiction and Service.

12.5.1    Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of Delaware, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning (a) inventorship of Patents under this Agreement shall be determined in accordance with Section 12.6.2 and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

12.5.2    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 12.7.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

12.6    Dispute Resolution. Except as otherwise provided in Sections 2.2.3, 6.14 or 12.10, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, or any document or instrument delivered in connection herewith (a “Dispute”), shall be resolved pursuant to this Section 12.6.

12.6.1    General. All Disputes shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such Dispute within [*] (or such other period of time as mutually agreed by the Senior Officers) after such Dispute was first referred to them, then, except as otherwise set forth in Section 12.6.2, the Dispute shall be finally resolved through arbitration in accordance with Schedule 12.6.1.

12.6.2    Intellectual Property Disputes. In the event that a Dispute arises with respect the validity, scope, enforceability, inventorship or ownership of any Patent, Trademark or other intellectual property rights, and such Dispute cannot be resolved in accordance with Section 12.6.1, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to arbitration proceeding in accordance with Section 12.6.1 and instead, either Party may initiate litigation in a court of competent jurisdiction in any country or other jurisdiction in which such rights apply.

12.6.3    Adverse Ruling. Any determination pursuant to this Section 12.6 that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.

12.6.4    Interim Relief and Tolling. Notwithstanding anything herein to the contrary, nothing in this Section 12.6 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section shall be specifically enforceable.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.7    Notices.

12.7.1    Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, or (b) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 12.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 12.7.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 12.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

12.7.2    Address for Notice.

If to AbbVie, addressed to:

AbbVie Biotechnology Limited

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

Attention: Codan Services Limited

with a copy (which shall not constitute notice) to:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

United States

Attention: Executive Vice President, External Affairs, General Counsel

and Corporate Secretary

If to Licensor, to:

Principia Biopharma Inc.

400 East Jamie Court, Suite 302

South San Francisco, CA 94080

Attention: Chief Executive Officer

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

Attention: [*]

12.8    Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including that certain Confidential Disclosure Agreement between the Parties or their respective Affiliates dated January 3, 2017). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

12.9    English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

12.10    Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 5.7 and Articles 7 and 8 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach (subject at all times to the damages limitation set forth in Section 10.5), which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 12.10 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

12.11    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

12.12    No Benefit to Third Parties. Except as provided in Article 10, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

12.13    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

12.14    Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and AbbVie, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. Neither Licensor, on the one hand, nor AbbVie, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

12.15    Performance by Affiliates. AbbVie may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such AbbVie Affiliates are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of AbbVie and, subject to an assignment to such Affiliate pursuant to Section 12.3, AbbVie shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

12.16    Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

12.17    References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.18    Schedules. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

12.19    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

{SIGNATURE PAGE FOLLOWS.}

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

PRINCIPIA BIOPHARMA INC.		ABBVIE BIOTECHNOLOGY LIMITED

By:	/s/ Martin Babler	By:	/s/ Scott T Reents

Name:	Martin Babler	Name:	Scott T Reents

Title:	Chief Executive Officer	Title:	Director

{SIGNATURE PAGE TO DEVELOPMENT AND LICENSE AGREEMENT}

Schedule 1.5

Academic Collaborators

Primary Contact	Institution	Molecule
[*]

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.33

Assay Protocols Defining Proteasome Activity

[*]

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.57

“Follow-on Licensed Products”

[*]

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 3.1.1

Research Plan

[*]

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 3.4

Existing Subcontractors

Company	Title	Date
[*]

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 7.2.2

List of jurisdictions required to file or maintain patents

[*]

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 8.5

Press Release

AbbVie and Principia Announce Collaboration

on Oral Immunoproteasome Inhibitors

NORTH CHICAGO, Ill. and South San Francisco, CA June __, 2017 /PRNewswire/ -- AbbVie, a global biopharmaceutical company, and Principia Biopharma Inc., a private, clinical-stage biopharmaceutical company, announced today that they have entered a collaboration for the development of oral immunoproteasome inhibitors. The collaboration is aimed at developing first-in-class oral therapies that bring the power of proteasome inhibition safely into the field of immunology.

“Principia has discovered a novel technology that has the potential to enhance the treatment landscape for a variety of immunological diseases,” said Lisa Olson, vice president, immunology research, AbbVie. “The combination of AbbVie’s world-class expertise in immunology drug development with Principia’s innovative approach to immunoproteasome inhibitors may offer patients a new class of therapies to treat serious and chronic conditions.”

“As a world leader in immunology and inflammation, AbbVie is an ideal fit for Principia’s reversible covalent inhibitors, also known as Tailored Covalency™,” said Martin Babler, Principia’s Chief Executive Officer. “This collaboration brings together the best of both companies, accelerating our program toward the clinic.”

The collaboration contemplates the creation and development of orally bioavailable, selective inhibitors of the immunoproteasome subunits to target autoimmunity. AbbVie and Principia will collaborate on research and pre-clinical studies. Upon successful completion, AbbVie will be responsible for ongoing clinical development and commercialization of viable compounds resulting from the partnership. Financial terms were not disclosed.

About the Immunoproteasome

The immunoproteasome is a distinct class of the proteasome, abundant in immune cells. The immunoproteasome comprises multiple proteolytic subunits with specialized roles in the processing of proteins for immune system recognition. The immunoproteasome plays a unique role in immune responses, with effects on antigen presentation, T cell function and cytokine production. Selective immunoproteasome subunits can be selectively inhibited, showing therapeutic activity in preclinical autoimmune and inflammatory studies.

About AbbVie

AbbVie is a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience. In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

About Principia Biopharma

Principia Biopharma Inc., a private clinical-stage biopharmaceutical company, has created a revolutionary new way to design and develop oral small molecule therapies that are more potent, selective, durable and safer than currently available drugs. The Company has utilized its proprietary Tailored Covalency™ technology to develop a portfolio of drug candidates that exhibit antibody-like specificity to benefit patients with autoimmune and inflammatory diseases and cancer. PRN1008, a reversible covalent BTK inhibitor, is currently being evaluated in a Phase 2 clinical trial in patients with pemphigus vulgaris, an orphan autoimmune disease affecting skin and mucous membranes. PRN1371, a covalent FGFR1-4 inhibitor, is currently being evaluated in a Phase 1 clinical trial in cancer patients with various solid tumors. PRN2246, a low dose covalent BTK inhibitor which crosses the blood brain barrier, has successfully completed IND enabling studies. For more information, please visit the Company’s website at www.principiabio.com.

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 9.2.1

Existing Patents

[*]

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 12.6.1

Arbitration

The arbitration of a Dispute shall be conducted as follows: [*]

[  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.